UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

E. I. du Pont de Nemours and Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Annual Meeting — April 29, 2009

March 20, 2009

Dear Stockholder:

You are invited to attend the Company’s 2009 Annual Meeting on Wednesday, April 29, 2009, at 10:30 a.m. local time in the DuPont Theatre, DuPont Building, Wilmington, Delaware.

The enclosed Notice of Annual Meeting and Proxy Statement provide information about the governance of our Company and describe the various matters to be acted upon during the meeting. In addition, there will be a report on the state of the Company’s business and an opportunity for you to express your views on subjects related to the Company’s operations.

To make it easier for you to vote your shares, you have the choice of voting over the Internet, by telephone, or by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail.

This year, we are excited to implement the Securities and Exchange Commission’s Notice and Access rules, allowing us to deliver proxy materials via the Internet. These rules give the Company a lower cost way to furnish stockholders with their proxy materials. On March 20, we began mailing to certain stockholders of record a “Notice Regarding the Availability of Proxy Materials” with instructions on how to access the proxy materials via the Internet (or request a paper copy) and how to vote online.

If you are a registered stockholder or if you hold DuPont Common Stock through a Company savings plan, your admission ticket for the Annual Meeting is included on your proxy card. A registered stockholder may also use the Notice Regarding the Availability of Proxy Materials, received in the mail, as his or her admission ticket. If you hold shares in a brokerage account, please refer to page 1 of the Proxy Statement for information on how to attend the meeting. If you need special assistance, please contact the DuPont Stockholder Relations Office at 302-774-3034.

The past year was a time of unprecedented challenge and change. In the face of global economic developments, the people of DuPont relied on the core values and business strengths of our market-driven science Company. We responded by focusing on the things within our control, emphasizing speed and agility. We continued to advance the products in our R&D pipeline, made gains in productivity, and stayed close to our customers to understand their needs and concerns in the current economic turmoil.

The Annual Meeting gives us an opportunity to review our progress. We appreciate your ownership of DuPont, and I hope you will be able to join us on April 29.

Sincerely,

C. O. Holliday, Jr.

E. I. du Pont de Nemours and Company

March 20, 2009

To the Holders of Common Stock of
E. I. du Pont de Nemours and Company

NOTICE OF ANNUAL MEETING

The Annual Meeting of Stockholders of E. I. DU PONT DE NEMOURS AND COMPANY will be held on Wednesday, April 29, 2009, at 10:30 a.m. local time, in the DuPont Theatre in the DuPont Building, 1007 Market Street, Wilmington, Delaware. The meeting will be held to consider and act upon the election of directors, the ratification of the Company’s independent registered public accounting firm, one stockholder proposal described in the Proxy Statement and such other business as may properly come before the meeting.

Holders of record of DuPont Common Stock at the close of business on March 4, 2009, are entitled to vote at the meeting.

This notice and the accompanying proxy materials are sent to you by order of the Board of Directors.

Mary E. Bowler
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON APRIL 29, 2009

The Notice and Proxy Statement and Annual Report on Form 10-K
are available at www.proxyvote.com

The DuPont 2008 Annual Review will also be available at the above website.

Stockholders may request their proxy materials be delivered to them electronically in 2010 by visiting http://enroll.icsdelivery.com/dd.

2009 ANNUAL MEETING OF STOCKHOLDERS
Proxy Statement

Ratification of Independent Registered Public Accounting Firm	54

Stockholder Proposal on

Shareholder Say on Executive Pay	55

Director Nomination Process	A-1

Proxy Statement

The enclosed proxy materials are being sent to shareholders at the request of the Board of Directors of E. I. du Pont de Nemours and Company to encourage you to vote your shares at the Annual Meeting of Stockholders to be held April 29, 2009. This Proxy Statement contains information on matters that will be presented at the meeting and is provided to assist you in voting your shares.

The Company’s 2008 Annual Report on Form 10-K, containing management’s discussion and analysis of financial condition and results of operations of the Company and the audited financial statements, and this Proxy Statement were distributed together beginning March 20, 2009.

General Information

Who May Vote

All holders of record of DuPont Common Stock as of the close of business on March 4, 2009 (the record date) are entitled to vote at the meeting. Each share of stock is entitled to one vote. As of the record date, 903,499,428 shares of DuPont Common Stock were outstanding. A majority of the shares voted in person or by proxy is required for the approval of each of the proposals described in this Proxy Statement. Abstentions and broker nonvotes are not counted in the vote. At least a majority of the holders of shares of DuPont Common Stock as of the record date must be present either in person or by proxy at the meeting in order for a quorum to be present.

How to Vote

Even if you plan to attend the meeting you are encouraged to vote by proxy. You may vote by proxy in one of the following ways:

•	By Internet at the address listed on the Proxy Card or Notice Regarding the Availability of Proxy Materials (“Proxy Notice”).

•	By telephone using the toll-free number listed on the Proxy Card or Proxy Notice.

•	By returning the enclosed Proxy Card (signed and dated) in the envelope provided.

When you vote by proxy, your shares will be voted according to your instructions. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted as the Board of Directors recommends. You can change or revoke your proxy by Internet, telephone or mail at any time before the polls close at the Annual Meeting.

How to Attend the Annual Meeting

If you are a registered shareholder or if you hold stock through one of the savings plans listed below, your admission ticket is attached to your proxy card. A registered shareholder may also use the Proxy Notice as his or her admission ticket. You will need to bring your admission ticket, along with picture identification, to the meeting. If you own shares in street name, please bring your most recent brokerage statement, along with picture identification, to the meeting. The Company will use your brokerage statement to verify your ownership of DuPont Common Stock and admit you to the meeting.

Please note that cameras, sound or video recording equipment, or other similar equipment, electronic devices, large bags or packages will not be permitted in the DuPont Theatre.

Shares Held In Savings Plans

If you participate in one of the following plans, your voting instruction card will include the shares you hold in the plan:

•	DuPont 401(k) and Profit Sharing Plan
•	DuPont Powder Coatings USA Profit Sharing Plan
•	DuPont Retirement Savings Plan
•	Pioneer Hi-Bred International, Inc. Savings Plan
•	Solae Savings Investment Plan
•	Thrift Plan for Employees of Sentinel Transportation, LLC

The plan trustees will vote according to the instructions received on your proxy. If proxies for shares in savings plans are not received by Internet, telephone or mail, those shares will be voted by the trustees as directed by the plan sponsor or by an independent fiduciary selected by the plan sponsor.

Proxy Statement Proposals

At each annual meeting stockholders are asked to elect directors to serve on the Board of Directors and to ratify the appointment of the Company’s independent registered public accounting firm for the year. Other proposals may be submitted by the Board of Directors or stockholders to be included in the proxy statement. To be considered for inclusion in the 2010 Annual Meeting Proxy Statement, stockholder proposals must be received by the Company no later than November 20, 2009.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be considered as timely and presented directly at the 2010 Annual Meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before the close of business on February 3, 2010 and advises stockholders in the 2010 Annual Meeting Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on February 3, 2010.

Stockholder Nominations for Election of Directors

The Corporate Governance Committee recommends nominees to the Board of Directors for election as directors at each annual meeting. The Committee will consider nominations submitted by stockholders of record and received by the Corporate Secretary by the first Monday in December. Nominations must include a statement by the nominee indicating a willingness to serve if elected and disclosing principal occupations or employment for the past five years.

Proxy Committee

The Proxy Committee is composed of directors of the Company who vote as instructed the shares of DuPont Common Stock for which they receive proxies. Proxies also confer upon the Proxy Committee discretionary authority to vote the shares on any matter which was not known to the Board of Directors a reasonable time before solicitation of proxies, but which is properly presented for action at the meeting.

Solicitation of Proxies

The Company will pay all costs relating to the solicitation of proxies. Innisfree M&A Incorporated has been retained to assist in soliciting proxies at a cost of $10,000 plus reasonable expenses. Proxies may be solicited by officers, directors and employees of the Company personally, by mail, or by telephone or other electronic means. The Company will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of DuPont Common Stock.

Secrecy in Voting

As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by the Company. Such documents are available for examination only by the independent tabulation agents, the independent inspectors of election and certain employees associated with tabulation of the vote. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

Governance of the Company

Strong corporate governance is an integral part of the Company’s core values, supporting the Company’s sustainable growth mission. DuPont is committed to having sound corporate governance principles and practices. Please visit the Company’s website at www.dupont.com, under the “Investor Center” caption, for the Board’s Corporate Governance Guidelines, the Board-approved Charters for the Audit, Compensation and Corporate Governance Committees and related information. These Guidelines and Charters may also be obtained free of charge by writing to the Corporate Secretary.

DUPONT BOARD OF DIRECTORS

CORPORATE GOVERNANCE GUIDELINES

These Guidelines serve as an important framework for the Board’s corporate governance practices and to assist the Board in carrying out its responsibilities effectively. The Board reviews these Guidelines periodically and may modify them as appropriate to reflect the evolution of its governance practices.

The Board

Responsibility

The Board has an active responsibility for broad corporate policy and overall performance of the Company through oversight of management and stewardship of the Company to enhance the long-term value of the Company for its stockholders and the vitality of the Company for its other stakeholders.

Role

In carrying out its responsibility, the Board has specific functions, in addition to the general oversight of management and the Company’s business performance, including providing input and perspective in evaluating alternative strategic initiatives; reviewing and, where appropriate, approving fundamental financial and business strategies and major corporate actions; ensuring processes are in place to maintain the integrity of the Company; evaluating and compensating the CEO; and planning for CEO succession and monitoring succession planning for other key positions.

Duties

Directors are expected to expend sufficient time, energy and attention to assure diligent performance of their responsibility. Directors are expected to attend meetings of the Board, its Committees on which they serve, and the Annual Meeting of Stockholders; review materials distributed in advance of the meetings; and make themselves available for periodic updates and briefings with management via telephone or one-on-one meetings.

Leadership

The positions of Chair of the Board and CEO are held by the same person, except in specific circumstances.

Independence

A majority of the Board are independent directors in accordance with the standards of independence of the New York Stock Exchange and as described in the Guidelines. See pages 6-7. The Corporate Governance Committee as well as the Board annually reviews relationships that directors may have with the Company to make a determination of whether there are any material relationships that would preclude a director being independent.

Qualifications

Directors are selected for their integrity and character; sound, independent judgment; breadth of experience, insight and knowledge; and business acumen. Leadership skills, scientific or technology expertise, familiarity with issues affecting global businesses in diverse industries, prior government service, and diversity are among the relevant criteria, which will vary over time depending on the needs of the Board. The Corporate Governance Committee considers candidates for potential nomination to recommend for approval by the full Board.

The Board does not limit the number of other public company boards that a director may serve on. However, the Corporate Governance Committee considers the number of boards a director sits on. Directors are encouraged to limit the number of other public company boards to take into account their time and effectiveness and are expected to advise the Chair in advance of serving on another board.

When a director’s principal responsibilities or business association changes significantly, the director will tender his or her resignation to the Chair for consideration by the Corporate Governance Committee of the continued appropriateness for Board service.

No director may stand for reelection to the Board after reaching age 72. An employee director retires from the Board when retiring from employment with the Company, with the exception of the former CEO. The Board may in unusual circumstances and for a limited period ask a director to stand for re-election after the prescribed retirement date.

Election

In accordance with the Company’s Bylaws, if none of our stockholders provides the Company with notice of an intention to nominate one or more candidates to compete with the Board’s nominees in an election of directors, a nominee must receive more votes cast for than against his or her election or re-election in order to be elected or re-elected to the Board. The Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election. The Board shall nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as a director, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they face re-election and (ii) Board acceptance of such resignation in accordance with the procedures specified in these Guidelines. In addition, the Board shall fill director vacancies and newly created directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same resignation tendered by other directors in accordance with these Guidelines.

In the event an incumbent director fails to receive the required vote for re-election, the Corporate Governance Committee (or other committee designated by the Board) (“Committee”) shall make a recommendation to the Board as to whether to accept or reject the resignation of the incumbent director. The Board shall act on the resignation, taking into account the recommendation of the Committee, and publicly disclose its decision within ninety (90) days following certification of the election results. The Committee in making its recommendation and the Board in making its decision may consider all facts and circumstances they consider relevant or appropriate in reaching their determinations. The Board expects any director whose resignation is under consideration pursuant to these Guidelines to abstain from participating in the Committee recommendation or the action of the Board regarding whether to accept the resignation.

Orientation and Continuing Education

New directors participate in an orientation process to become familiar with the Company and its strategic plans and businesses, significant financial matters, core values including ethics, compliance programs, corporate governance practices and other key policies and practices through a review of background materials, meetings with senior executives and visits to Company facilities. The Corporate Governance Committee is responsible for providing guidance on directors’ continuing education.

Compensation

The Board believes that compensation for outside directors should be competitive. DuPont Common Stock is a key component with payment of a portion of director compensation as DuPont stock, options or similar form of equity-based compensation, combined with stock ownership guidelines requiring all outside directors to hold DuPont stock equal to at least two times the annual retainer within five years. The Compensation Committee reviews periodically the level and form of director compensation and, if appropriate, proposes changes for consideration by the full Board.

Annual Self-Evaluation

The Board and each Committee make an annual self-evaluation of its performance with a particular focus on overall effectiveness. The Corporate Governance Committee is responsible for overseeing the self-evaluation process.

Access to Management and Advisors

Directors have access to the Company’s management and, in addition, are encouraged to visit the Company’s facilities. As necessary and appropriate, the Board and its Committees may retain outside legal, financial or other advisors.

Board Meetings

Selection of Agenda Items

The Chair establishes the agenda for Board meetings, in conjunction with Chairs of the Committees. Directors are encouraged to suggest items for inclusion on the agenda and may raise subjects not specifically on the agenda.

Attendance of Senior Executives

The Board welcomes regular attendance of senior executives to be available to participate in discussions. Presentation of matters to be considered by the Board are generally made by the responsible executive.

Executive Sessions

Regularly scheduled Board meetings include a session of all directors and the CEO. In addition, the Board meets in regularly scheduled executive sessions without the participation of the CEO or other senior executives. The Presiding Director is generally the Chair of the Corporate Governance Committee, unless there is a matter within the responsibility of another Committee, such as CEO evaluation and compensation, when the Chair of that Committee presides.

Leadership Assessment

Succession Planning

The Board plans for succession to the position of CEO. The Compensation Committee oversees the succession planning process. To assist the Board, the CEO periodically provides the Board with an assessment of senior executives and their potential to succeed to the position of CEO, as well as perspective on potential candidates from outside the Company. The Board has available on a continuing basis the CEO’s recommendation should he/she be unexpectedly unable to serve. The CEO also provides the Board with an assessment of potential successors to key positions.

CEO Evaluation and Compensation

Through an annual process overseen and coordinated by the Compensation Committee, independent directors evaluate the CEO’s performance and set the CEO’s compensation.

* * *

Guidelines for Determining the Independence
of DuPont Directors

It is the expectation and practice of the Board that, in their roles as members of the Board, all members will exercise their independent judgment diligently and in good faith, and in the best interests of the Company and its stockholders as a whole, notwithstanding any member’s other activities or affiliations.

However, in addition, the Board has determined that a majority of its members should be “independent” in that they are free of any material relationship with the Company or Company management, whether directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company. In furtherance of this objective, the Board has adopted the following Guidelines for determining whether a member is considered “independent.”

The Board will re-examine the independence of each of its members once per year and again if a member’s outside affiliations change substantially during the year.

For purposes of these Guidelines, “members of his/her immediate family” and similar phrases will mean a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers-and fathers-in-law, sons- and daughters-in law, brothers- and sisters-in-law, and anyone (other than an employee) who shares the person’s home. “The Company” means the Company and all of its consolidated subsidiaries.

1.	Regardless of other circumstances, a Board member will not be deemed independent if he/she does not meet the independence standards adopted by the New York Stock Exchange (see below), or any applicable legal requirement.

2.	Except in special circumstances, as determined by a majority of the independent members of the Board, the following relationships will be considered not to be material relationships that would affect a Board member’s independence:

(a)	If the Board member is an executive officer or employee, or any member of his/her immediate family is an executive officer, of a bank to which the Company is indebted, and the total amount of the indebtedness does not exceed one percent of the total assets of the bank for any of the past three years.

(b)	If the Board member or any member of his/her immediate family serves as an officer, director or trustee of a charitable or educational organization, and contributions by the Company do not exceed the greater of $1,000,000 or two percent of such organization’s annual consolidated gross revenues, including annual charitable contributions, for any of the past three years.

3.	If a Board member has a relationship that exceeds the thresholds described in Section 2 above, or another significant relationship with the Company or its management that is not described in Section 2 above, then the Board will determine by a majority of the independent members whether that member’s relationship would affect the Board member’s independence.

4.	The Board will consider all relevant facts and circumstances in determining independence.

5.	Any determinations of independence made pursuant to Section 3 above will be disclosed in the Company’s annual meeting proxy statement.

Current New York Stock Exchange standards state that a director will not be independent:

(a)	If the Board member is, or has been within the last three years, an employee or any member of his/her immediate family is, or has been within the last three years, an executive officer of the Company;

(b)	If the Board member (i) is a current partner or employee of a firm that is the Company’s internal or external auditor; (ii) has an immediate family member who is a current partner of such a firm; (iii) has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (iv) was, or has an immediate family member who was, within the last three years, a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(c)	If the Board member or any member of his/her immediate family is, or in the last three years has been, employed as an executive officer of another company where the Company’s present executive officers at the same time serve/served on that company’s compensation committee;

(d)	If the Board member is a current employee, or if any member of his/her family is a current executive officer, of another company that makes payments to, or receives payments from, the Company for property or services which exceed the greater of $1,000,000 or two percent of the other company’s annual consolidated gross revenues for any of the last three years; or

(e)	If the Board member, or a member of his/her immediate family, has received more than one hundred and twenty thousand dollars (US $120,000) in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service which are not contingent in any way on continued service) during any twelve-month period within the last three years.

Committees of the Board

Audit Committee	Responsibilities include: ■ Employs the Company’s independent registered public accounting firm, subject to stockholder ratification, to audit the Company’s Consolidated Financial Statements.
■ Pre-approves all services performed by the Company’s independent registered public accounting firm.
■ Provides oversight on the external reporting process and the adequacy of the Company’s internal controls.
■ Reviews the scope of the audit activities of the independent registered public accounting firm and the Company’s internal auditors and appraises audit efforts of both.

■    Reviews services provided by the Company’s independent registered public accounting firm and other disclosed relationships as they bear on the independence of the Company’s independent registered public accounting firm.

■ Establishes procedures for the receipt, retention and resolution of complaints regarding accounting, internal controls or auditing matters.

All members of the Audit Committee are independent directors under the Board’s Corporate Governance Guidelines and applicable regulatory and listing standards. The Board has determined that all members of the Audit Committee (C. J. Crawford, J. T. Dillon, E. I. du Pont, M. A. Hewson and L. D. Juliber) are audit committee financial experts within the meaning of applicable Securities and Exchange Commission rules.

See the Audit Committee Report on page 12. The Audit Committee Charter is available on the Company’s website (www.dupont.com) under Investor Center, Corporate Governance. A Summary of the Audit Committee Policy on Pre-approval of Services Performed by the Independent Registered Public Accounting Firm is included as part of “Proposal 2 — Ratification of Independent Registered Public Accounting Firm” in this Proxy Statement.

Compensation Committee	Responsibilities include: ■ Establishes executive compensation policy consistent with corporate objectives and stockholder interests.
■ Oversees process for evaluating performance of the Chief Executive Officer (“CEO”) against Board- approved goals and objectives and recommends to the Board compensation for the CEO.
■ Reviews and approves grants under the Company’s compensation plans.
■ Works with management to develop the Compensation Discussion and Analysis (CD&A).
■ Oversees succession planning process for the CEO and key leadership.

All members of the Compensation Committee are independent directors under the Board’s Corporate Governance Guidelines and applicable regulatory and listing standards. See the Compensation Committee Report on page 22. See also the CD&A beginning on page 23. The Compensation Committee Charter is available on the Company’s website (www.dupont.com) under Investor Center, Corporate Governance.

Corporate Governance Committee	Responsibilities include: ■ Recommends to the Board nominees for election to the Board of Directors. ■ Reviews principles, policies and procedures affecting directors and the Board’s operation and effectiveness. ■ Oversees evaluation of the Board and its effectiveness.

All members of the Corporate Governance Committee are independent directors under the Board’s Corporate Governance Guidelines and applicable regulatory and listing standards.

The Corporate Governance Charter is available on the Company’s website (www.dupont.com) under Investor Center, Corporate Governance. A description of the Director Nomination Process is attached at Appendix “A.”

1

Environmental Policy Committee	Responsibilities include: ■ Reviews the Company’s environmental policies and practices. ■ Provides support for the Company’s sustainable growth mission.

Science and Technology Committee	Responsibilities include: ■ Monitors state of science and technology capabilities within the Company. ■ Oversees the development of key technologies essential to the long-term success of the
Company.

Strategic Direction Committee	Responsibilities include: ■ Reviews the strategic direction of the Company’s major business segments. ■ Reviews significant trends in technology and their anticipated impact on the Company.

Committee Membership

The following chart shows the current committee membership and the number of meetings that each committee held in 2008.

Science
			Corporate	Environmental	and	Strategic
	Audit	Compensation	Governance	Policy	Technology	Direction
Director	Committee	Committee	Committee	Committee	Committee	Committee

Richard H. Brown		X	C			X
Robert A. Brown				X	X

Bertrand P. Collomb			X	X
Curtis J. Crawford	X	X			C

Alexander M. Cutler		X
John T. Dillon	X	C				X

Eleuthère I. du Pont	X	X			X
Marillyn A. Hewson	X			X

Charles O. Holliday, Jr.						C
Lois D. Juliber	C		X			X

Ellen J. Kullman						X
William K. Reilly			X	C	X

Number of Meetings in 2008	6	9	6	3	4	4

     C = Chair

Directors fulfill their responsibilities not only by attending Board and committee meetings but also through communication with the Chair and CEO and other members of management relative to matters of mutual interest and concern to the Company.

In 2008, eight meetings of the Board were held. With the exception of Masahisa Naitoh, who retired from the Board in April 2008, each director attended at least 86% of the aggregate number of meetings of the Board and the committees of the Board on which the director served. Attendance at these meetings averaged 94% among all directors in 2008. Mr. Naitoh attended 50% of the aggregate number of meetings of the Board and the committees of the Board on which he served. Mr. Naitoh’s absences from Board and committee meetings were due to illness.

As provided in the Board’s Corporate Governance Guidelines, directors are expected to attend the Company’s Annual Meeting of Stockholders. All directors but Mr. Naitoh attended the 2008 Annual Meeting.

Review and Approval of Transactions with Related Persons

The Board of Directors has adopted written policies and procedures relating to the approval or ratification of “Related Person Transactions.” Under the policies and procedures, the Corporate Governance Committee

2

(“Governance Committee”) (or its Chair, under some circumstances) reviews the relevant facts of all proposed Related Person Transactions and either approves or disapproves of the entry into the Related Person Transaction, by taking into account, among other factors it deems appropriate:

•	the commercial reasonableness of the transaction,
•	the materiality of the Related Person’s direct or indirect interest in the transaction,
•	whether the transaction may involve a conflict of interest, or the appearance of one, and
•	the impact of the transaction on the Related Person’s independence under the Corporate Governance Guidelines and applicable regulatory and listing standards.

No director may participate in any discussion or approval of a Related Person Transaction for which he/she or any of his/her immediate family members is the Related Person. Related Person Transactions are approved or ratified only if they are determined to be in the best interests of DuPont and its stockholders.

If a Related Person Transaction that has not been previously approved or previously ratified is discovered, the Related Person Transaction will be presented to the Governance Committee for ratification. If such Related Person Transaction is not ratified by the Governance Committee, then the Company shall either ensure all appropriate disclosures regarding the transaction are made or, if appropriate, take all reasonable actions to attempt to terminate the Company’s participation in such transaction.

Under the Company’s policies and procedures, a “Related Person Transaction” is generally any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which: (i) DuPont was, is or will be a participant; (ii) the aggregate amount involved exceeds $120,000 in any fiscal year; and (iii) any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is generally any person who is, or at any time since the beginning of DuPont’s last fiscal year was: (i) a director or an executive officer of DuPont or a nominee to become a director of DuPont; (ii) any person who is known to be the beneficial owner of more than five percent of any class of DuPont’s outstanding Common Stock; or (iii) any immediate family member of any of the foregoing persons.

Certain Relationships and Related Transactions

As discussed above, the Governance Committee is charged with reviewing issues involving independence and all Related Person Transactions. DuPont and its subsidiaries purchase products and services from and/or sell products and services to companies of which certain of the directors of DuPont, or their immediate family members, are executive officers. The Governance Committee and the Board have reviewed such transactions and relationships and do not consider the amounts involved in such transactions material. Such purchases from and sales to each company involve less than either $1,000,000 or two percent of the consolidated gross revenues of each of the purchaser and the seller and all such transactions are in the ordinary course of business. Some such transactions are continuing and it is anticipated that similar transactions will occur from time to time. The spouse of Ms. Kullman, Chief Executive Officer, is Director-Corporate Marketing at DuPont and received total compensation in 2008 valued at $315,000, which is commensurate with that of his peers and reflects the Company-wide reduction in short-term incentive awards.

As of December 31, 2008, State Street Bank and Trust Company was the beneficial owner of 5.8% of DuPont Common Stock. DuPont Capital Management Corporation (“DCM”), a subsidiary of DuPont, has an unconsolidated joint venture with State Street Global Advisors, Inc. (“SSgA”), called Wilton Asset Management, LLC (“Wilton”), which offers private equity investment advisory services to institutional and high net worth investors. Wilton manages a private equity fund from which DCM earned $202,800 in subadvisory fees during 2008. SSgA earned the same amount for marketing, administrative and accounting services. For 2008, unaudited net income of the joint venture was $475,856, which was shared equally between DCM and SSgA. In addition, DCM and SSgA each received a cash dividend during 2008 of $465,000 which related to prior year earnings. State Street is also trustee of the DuPont Pension Trust Fund (covering the principal U.S. pension plan and the pension plan of a subsidiary) and custodian for DuPont UK’s pension plan. Trade commissions and fees related to brokerage services totaling $277,700 were paid to State Street during 2008, of which $277,000 was paid by the DuPont UK pension plan and the remainder from other DuPont pension plans. DCM also paid State Street $48,700 in transaction and maintenance fees for a product that links investment managers to custodians.

Communications with the Board and Directors

Stockholders and other parties interested in communicating directly with the Board, Chair, Presiding Director or other outside director may do so by writing in care of the Corporate Secretary, DuPont Company, 1007 Market Street, D9058, Wilmington, DE 19898. The Board’s independent directors have approved procedures for handling correspondence received by the Company and addressed to the Board, Chair, Presiding Director or other outside director. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit function and handled in accordance with procedures established by the Audit Committee with respect to such matters, which include an anonymous toll-free hotline (1-800-476-3016) and a website through which to report issues (https://reportanissue.com/dupont/welcome).

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics for Directors with provisions specifically applicable to directors. In addition, the Company has a Code of Conduct applicable to all employees of the Company, including executive officers, and a Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics for the DuPont Board of Directors, the DuPont Code of Conduct, and Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Controller are available on the Company’s website (www.dupont.com) under Investor Center, Corporate Governance. Copies of these documents may also be obtained free of charge by writing to the Corporate Secretary.

Office of the Chief Executive

The Office of the Chief Executive (OCE) has responsibility for the overall direction and operations of all the businesses of the Company and broad corporate responsibility in such areas as corporate financial performance, environmental leadership and safety, development of global talent, research and development and global effectiveness. All seven members are executive officers.

Audit Committee Report

The Audit Committee of the Board of Directors (the “Committee”) assists the Board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of the Company’s internal controls. Specific responsibilities of the Committee are set forth in the Audit Committee Charter adopted by the Board and last amended and restated effective March 4, 2009. The Charter is available on the Company’s website (www.dupont.com) under Investor Center, Corporate Governance.

The Committee is comprised of five directors, all of whom meet the standards of independence adopted by the New York Stock Exchange and the Securities and Exchange Commission. Subject to stockholder ratification, the Committee appoints the Company’s independent registered public accounting firm. The Committee approves in advance all services to be performed by the Company’s independent registered public accounting firm in accordance with the Committee’s Policy on Pre-approval of Services Performed by the Independent Registered Public Accounting Firm. A summary of the Policy is included with this Proxy Statement as part of the proposal seeking ratification of the independent registered public accounting firm.

Management is responsible for the Company’s financial statements and reporting process, for establishing and maintaining an adequate system of internal control over financial reporting, and for assessing the effectiveness of the Company’s internal control over financial reporting. PricewaterhouseCoopers LLP (PwC), the Company’s independent registered public accounting firm, is responsible for auditing the Company’s Consolidated Financial Statements and for assessing the effectiveness of internal control over financial reporting. The Committee has reviewed and discussed the Company’s 2008 Annual Report on Form 10-K, including the audited Consolidated Financial Statements of the Company and Management’s Report on Internal Control over Financial Reporting, for the year ended December 31, 2008 with management and with representatives of PwC.

The Committee has also discussed with PwC matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The Committee has received from PwC the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with PwC its independence.

The Committee has considered whether the provision to the Company by PwC of limited nonaudit services is compatible with maintaining the independence of PwC. The Committee has satisfied itself as to the independence of PwC.

Based on the Committee’s review of the audited Consolidated Financial Statements of the Company, and on the Committee’s discussions with management of the Company and with PwC, the Committee recommended to the Board of Directors that the audited Consolidated Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

AUDIT COMMITTEE

Lois D. Juliber, Chair
Curtis J. Crawford
John T. Dillon
Eleuthère I. du Pont
Marillyn A. Hewson

Directors’ Compensation

Nonemployee directors receive compensation for Board service, which is designed to fairly compensate directors for their Board responsibilities and align their interests with the long-term interests of stockholders. An employee director receives no additional compensation for Board service.

The Compensation Committee, which consists solely of independent directors, has the primary responsibility to review and consider any revisions to directors’ compensation. The process for setting director pay is guided by the following principles:

•	Transparency

-	Director compensation is reviewed annually by the Compensation Committee, with recommendation to the full Board which approves changes to director pay.
-	Details of director compensation are disclosed in the proxy statement annually.

•	Fair and competitive compensation that aligns director behavior with the best interests of stockholders

-	A significant portion of the annual retainer is paid in restricted stock units, the restrictions on which lapse over a three-year period.
-	Stock Ownership Guidelines exist to encourage ownership.
-	DuPont’s goal is to recognize the new realities of Board service while assuring competitive levels of director pay, reflective of the significant time commitment expected, through a director compensation program built upon an annual retainer and committee fees (in lieu of meeting fees).
-	Directors must act in the best interest of the Company and its stockholders. DuPont’s Stock Ownership Guidelines and use of restricted stock units support and reinforce this commitment.
-	Director compensation is monitored closely against Market trends and external practices, as well as against changes at the Peer Group companies. “Market” and “Peer Group” are defined on page 23.

With the assistance of Frederic W. Cook & Co., Inc., the independent compensation consultant retained by the Compensation Committee, the Committee closely monitors trends in director compensation in the marketplace.

The compensation program for nonemployee directors for 2008 and 2009 is described in detail in the chart below:

Compensation
Element	2008	2009

Annual Retainer	$85,000 (cash)	$85,000 (cash)

(Cash and Long-Term Incentive)	$115,000 — delivered in the form of 2,580 Time-Vested Restricted Stock Units	$115,000 — delivered in the form of 4,940 Time-Vested Restricted Stock Units

	Granted February 6, 2008; provide for dividend equivalent units; restrictions lapse in three equal annual installments; payable in stock	Granted February 4, 2009; provide for dividend equivalent units; restrictions lapse in three equal annual installments; payable in stock

Annual Committee Member Fee	Audit $15,000	Audit $15,000
	All Other Committees $9,000	All Other Committees $9,000

Annual Committee Chair Fee	Audit $25,000	Audit $25,000
	All Other Committees $18,000	All Other Committees $18,000

Stock Ownership Guideline	2 × Total Annual Retainer = $400,000	2 × Total Annual Retainer = $400,000

The Company does not pay meeting fees, but does pay for or reimburse directors for reasonable travel expenses related to attending Board, committee, educational, and Company business meetings. Spouses are invited occasionally to accompany directors to Board-related events. In such situations, the Company pays or reimburses travel expenses for spouses. These travel expenses are imputed as income to the directors and are grossed up to cover taxes. Details are reflected in the following 2008 Directors’ Compensation table:

2008 DIRECTORS’ COMPENSATION

				Change in
				Pension
				Value and
				Nonqualified
	Fees Earned			Deferred
	or Paid in	Stock		Compensation	All Other
Name	Cash(1)	Awards(2)(3)		Earnings(4)	Compensation(5)	Total
R. H. Brown	$121,000	$73,803		—	$299	$195,102

R. A. Brown	100,000	89,179		—	299	189,478

B. P. Collomb	100,000	89,179		—	299	189,478

C. J. Crawford	127,000	73,803		$13,649	299	214,751

A. M. Cutler	60,417	80,055		—	268,088	408,560

J. T. Dillon	127,000	73,803		—	299	201,102

E. I. du Pont	118,000	70,854		—	299	189,153

M. A. Hewson	101,000	161,400		—	299	262,699

L. D. Juliber	128,000	73,803		13,089	299	215,191

W. K. Reilly	121,000	73,803		15,512	299	210,614

Former Directors

M. Naitoh	34,333	(41,626	)(6)	—	—	(7,293)

S. O’Keefe	72,667	88,013		—	200	160,880

(1)	The term of office for directors who are elected at the Company’s Annual Meeting of Stockholders begins immediately following the election and ends upon the election of directors at the annual meeting held the following year. Board retainers and committee fees are paid monthly.

(2)	Outstanding equity award data for individual directors are noted below:

	Outstanding Stock Awards	Outstanding Option Awards
Name	at December 31, 2008(a)	at December 31, 2008

R. H. Brown	5,399	20,000
R. A. Brown	4,293	—
B. P. Collomb	4,293	—
C. J. Crawford	5,399	20,000
A. M. Cutler	2,223	—
J. T. Dillon	5,399	8,700
E. I. du Pont	5,399	—
M. A. Hewson	4,446	—
L. D. Juliber	5,399	20,000
W. K. Reilly	5,399	20,000
Former Directors
M. Naitoh(b)	2,709	20,000
S. O’Keefe	5,399	—

(a)	Includes dividend equivalent units. Does not include deferred units.
(b)	2,603 stock units were forfeited in 2008 upon termination of service.

(3)	Represents the compensation cost of time-vested restricted stock units (“RSUs”) recognized in 2008 under Statement of Financial Accounting Standards (“SFAS”) 123(R) and reflected in the Company’s financial statements.

Directors receive an annual RSU award with a fair value of approximately $115,000 on grant date (see table on page 13).

RSUs awarded prior to 2008 are settled in cash. RSUs awarded during 2008 and thereafter are settled in DuPont Common Stock and accounted for as equity awards under SFAS 123(R). As all directors are retirement eligible as of the date of grant, compensation costs for stock-settled director RSUs are fully recognized six months after the grant date. RSUs awarded during 2008 are valued at the closing price of DuPont Common Stock on grant date. Expense associated with cash-settled RSUs is recognized six months after the grant date and the fair value of these awards is adjusted quarterly during the restriction period based on changes in the fair value of DuPont Common Stock. The Company accounts for these cash-settled RSUs as liability awards under SFAS 123(R).

(4)	Includes change in pension value under the Company’s discontinued retirement income plan for nonemployee directors for the following directors: C. J. Crawford: $13,649; L. D. Juliber: $13,089; and W. K. Reilly: $15,512. This column is also intended to report above-market earnings on nonqualified deferred compensation balances. The interest rate used to credit earnings on deferrals under the plan is the 30-year Treasury rate, which is traditionally below the applicable federal market rate. Accordingly, no above-market earnings are reported here.

(5)	Includes Company-paid accidental death and disability insurance premiums and accruals made in 2008 under the discontinued Directors’ Charitable Gift Plan. During first year of participation on the Board, reflects the full initial accrual required. Accordingly, reflects $267,888 for A.M. Cutler who joined the Board in 2008.

(6)	Represents the SFAS 123(R) expense, recognized in 2008, associated with unvested cash-settled RSUs awarded prior to 2008. Stock awards granted during 2008 were forfeited in 2008 upon termination of service; accordingly, SFAS 123(R) expense for awards granted during 2008 was reversed.

Stock Ownership Guidelines

Stock ownership guidelines require each nonemployee director to hold DuPont Common Stock equal to a multiple of two times the annual retainer. Directors have up to five years from date of election to achieve the required ownership. As of the end of 2008, four of ten directors met or exceeded the ownership requirements. The six remaining directors are on track to achieve the ownership goal within the five-year period established.

Deferred Compensation

Under the DuPont Stock Accumulation and Deferred Compensation Plan for Directors, a director may defer all or part of the Board retainer and committee fees in cash or stock units until a specified year, until retirement as a director, or until death. Interest accrues on deferred cash payments and dividend equivalents accrue on deferred stock units. This deferred compensation is an unsecured obligation of the Company.

Retirement Income Plan

The Company’s retirement income plan for nonemployee directors was discontinued in 1998. Nonemployee directors who began their service on the Board before the plan’s elimination continue to be eligible to receive benefits under the plan. Annual benefits payable under the plan equal one-half of the annual Board retainer (exclusive of any committee compensation and stock, RSU or option grants) in effect at the director’s retirement. Benefits are payable for the lesser of life or ten years.

Directors’ Charitable Gift Plan

Effective October 29, 2008, the Company discontinued its Charitable Gift Plan with respect to future directors. The Directors’ Charitable Gift Plan was established in 1993. After the death of a director, the Company will donate five consecutive annual installments of up to $200,000 each to tax-exempt educational institutions or charitable organizations recommended by the director and approved by the Company.

A director is fully vested in the plan after five years of service as a director or upon death or disability. The plan is unfunded; the Company does not purchase insurance policies to satisfy its obligations under the plan. The directors do not receive any personal financial or tax benefit from this program because any charitable, tax-deductible donations accrue solely to the benefit of the Company. Employee directors may participate in the plan if they pay their allocable cost.

Accidental Death and Disability Insurance

The Company also maintains $300,000 accidental death and disability insurance on nonemployee directors.

1 — ELECTION OF DIRECTORS

The 13 nominees for election as directors are identified on pages 17 through 20. With the exception of Mr. Bodman, all nominees are now members of the Board of Directors.

The Board has determined that, except for C. O. Holliday, Jr., the Chair, and E. J. Kullman, the Chief Executive Officer, each of the nominees and each other person who served as director during 2008 is or was, as the case may be, independent within the independence requirements of the New York Stock Exchange listing standards and in accordance with the Guidelines for Determining the Independence of DuPont Directors set forth in the Board’s Corporate Governance Guidelines. See pages 6-7.

The Board knows of no reason why any nominee would be unable to serve as a director. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may designate following recommendation by the Corporate Governance Committee, or the Board may reduce the number of directors to eliminate the vacancy.

The following material contains information concerning the nominees, including their period of service as director, their recent employment, other directorships, and age as of the 2009 Annual Meeting.

SAMUEL W. BODMAN, 70

Former United States Secretary of Energy, a position he held from January 2005 to January 2009. Mr. Bodman previously served as Deputy Secretary of the Treasury from February 2004 to January 2005, and Deputy Secretary of Commerce from June 2001 to February 2004. He also serves as a trustee of Cornell University. Prior to beginning his government service in 2001, Mr. Bodman was chairman, chief executive officer, and a director of Cabot Corporation, a global producer of specialty chemicals and materials.

RICHARD H. BROWN, 61                                                  Director since 2001

Former chairman and chief executive officer of Electronic Data Systems Corporation, a leading global services company. Mr. Brown is a director of Browz Group, LC. He is a former member of The Business Council; The Business Roundtable; U.S.-Japan Business Council; the French-American Business Council; the President’s Advisory Committee on Trade and Policy Negotiations and the President’s National Security Telecommunications Advisory Committee.

ROBERT A. BROWN, 57                                                  Director since 2007

President of Boston University since September 2005. He previously was provost and professor of chemical engineering at the Massachusetts Institute of Technology from July 1998 through July 2005. Dr. Brown is a member of the National Academy of Sciences, the American Academy of Arts and Sciences, the National Academy of Engineering and a former member of the President’s Council of Advisors on Science and Technology.

BERTRAND P. COLLOMB, 66                                        Director since 2007

Former Chairman, from 1989 to 2007, and chief executive officer, from 1989 to 2004, of Lafarge, a global manufacturer of building materials, headquartered in Paris, France. He is also a director of Total and ATCO Ltd. Mr. Collomb is chairman of the French Institute of International Relations (IFRI) and the French Institute for Science and Technology (IHEST). He is Vice Chairman of the Global Business Coalition Against HIV/AIDS. Mr. Collomb is founder of the Center for Management Research at the Ecole Polytechnique, former chairman of the World Business Council for Sustainable Development and a member of the Institut de France.

CURTIS J. CRAWFORD, 61                                        Director since 1998

President and Chief Executive Officer, since June 2003, of XCEO, Inc., a consulting firm specializing in leadership and corporate governance, and author of two books on these subjects. He formerly served as president and chief executive officer of Onix Microsystems, Inc. Dr. Crawford is a director of ITT Corporation and ON Semiconductor Corporation. He also serves as a trustee of DePaul University.

ALEXANDER M. CUTLER, 57                                        Director since 2008

Chairman and Chief Executive Officer, since 2000, of Eaton Corporation, a global diversified industrial manufacturer. He formerly served as president and chief operating officer, executive vice president and chief operating officer-Controls and executive vice president-Operations. Mr. Cutler is a director of KeyCorp and the Greater Cleveland Partnership and is a member of the Yale University Development Board. He is also a member of The Business Roundtable and The Business Council.

JOHN T. DILLON, 70                                        Director since 2004

Vice Chairman and Senior Managing Director, since March 2005, of Evercore Capital Partners. From April 1996 to October 2003, Mr. Dillon was the chairman and chief executive officer of International Paper, a global paper and paper distribution, packaging and forest products company. He is a director of Caterpillar, Inc. and Kellogg Company. A member of The Business Council, Mr. Dillon is a former chairman of The Business Roundtable, was a member of the President’s Advisory Council on Trade Policy and Negotiations and served as chairman of the National Council on Economic Education.

ELEUTHÈRE I. DU PONT, 42                                        Director since 2006

President, Longwood Foundation since 2008. From May 2007 to May 2008, he served as senior vice president, operations and chief financial officer of drugstore.com, a leading online provider of health, beauty, vision and pharmacy products. Prior to that, Mr. du Pont served as president and chief financial officer of Wawa, Inc., a chain of food markets in the mid-Atlantic region.

MARILLYN A. HEWSON, 55                                        Director since 2007

President, since September 2008, Lockheed Martin Systems Integration-Owego, a leader in providing advanced technology products, services and systems integration solutions to defense, civil and commercial customers worldwide. From April 2007 to August 2008, Ms. Hewson served as executive vice president, global sustainment, for Lockheed Martin Aeronautics Company. She served as president, Logistics Services for Lockheed Martin Corporation from January 2007 to March 2007. Prior to that, Ms. Hewson was president, Kelly Aviation Center L.P. She is a member of the Board of Visitors of the College of Commerce and Business of the University of Alabama.

CHARLES O. HOLLIDAY, JR., 61                                   Director since 1997

Chairman, since 1999, of DuPont. Mr. Holliday served as chief executive officer of the Company from 1999 through 2008. He formerly served as president, executive vice president, president and chairman-DuPont Asia Pacific and senior vice president. He is a director of Deere and Company and Chairman of Catalyst. Mr. Holliday formerly served as chairman of the Business Roundtable’s Task Force for Environment, Technology and Economy, the World Business Council for Sustainable Development, The Business Council, and the Society of Chemical Industry-American Section. He is Chairman of the U.S. Council on Competitiveness and is a founding member of the International Business Council. He also co-authored “Walking the Talk” which details the business case for sustainable development and corporate responsibility.

LOIS D. JULIBER, 60                                             Director since 1995

Retired vice chairman, a position she held from July 2004 to March 2005, of Colgate-Palmolive Company, the principal business of which is the production and marketing of consumer products. Ms. Juliber was chief operating officer of Colgate-Palmolive from 2000 to 2004. She formerly served as executive vice president-Developed Markets, president, Colgate-Palmolive North America and chief technological officer of Colgate-Palmolive. Ms. Juliber is a director of Goldman Sachs and Kraft Foods Inc. She also serves as Chairman of the MasterCard Foundation and a member of the board of trustees of Wellesley College and Women’s World Banking.

ELLEN J. KULLMAN, 53                                        Director since October 2008

Chief Executive Officer of DuPont since January 2009. Ms. Kullman served as president of DuPont from October 2008 to December 2008. From June 2006 through September 2008, she served as executive vice president responsible for DuPont Coatings & Color Technologies; DuPont Electronic & Communication Technologies; DuPont Performance Materials; DuPont Safety & Protection; Marketing & Sales; Pharmaceuticals; Risk Management; and Safety & Sustainability. Prior to that, Ms. Kullman was group vice president-DuPont Safety & Protection. She is a member of the boards of Tufts University and the Blood Bank of Delmarva.

WILLIAM K. REILLY, 69                                                             Director since 1993

Senior Advisor, since October 2006, at TPG Capital LP and Founding Partner, since 1997, of Aqua International Partners, L.P., an affiliate which finances water supply and renewable energy. He formerly served as administrator of the United States Environmental Protection Agency, and president of the World Wildlife Fund and The Conservation Foundation. Mr. Reilly is a director of ConocoPhillips, Royal Caribbean International, National Geographic Society and the Packard Foundation. He also serves as Chairman Emeritus of the Board of the World Wildlife Fund, Chairman of the Advisory Board of the Nicholas Institute for Environmental Policy Solutions of Duke University and Co-Chair of the National Commission on Energy Policy.

Ownership of Company Stock

Set forth below is certain information, as of December 31, 2008, concerning beneficial owners known to DuPont of more than five percent of DuPont’s outstanding Common Stock:

	Number of Shares	Percent of Shares
Name and Address of Beneficial Owner	Beneficially Owned	Outstanding

Capital World Investors	47,455,620(1)	5.3%(1)
333 South Hope Street
Los Angeles, CA 90071

State Street Bank and Trust Company	52,189,280(2)	5.8%(2)
State Street Financial Center
One Lincoln Street
Boston, MA 02111

(1)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009, Capital World Investors (“CWI”), a division of Capital Research and Management Company, reported aggregate beneficial ownership of approximately 5.3%, or 47,455,620 shares, of DuPont Common Stock as of December 31, 2008. CWI reported that it possessed sole voting power over 3,210,000 shares and sole dispositive power over 47,455,620 shares. CWI also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.

(2)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 18, 2009, State Street Bank and Trust Company (“State Street”), acting in various fiduciary capacities, reported aggregate beneficial ownership of approximately 5.8%, or 52,189,280 shares, of DuPont Common Stock as of December 31, 2008. State Street reported that it possessed sole voting and shared dispositive power over 52,189,280 shares. State Street also reported that it did not possess shared voting or sole dispositive power over any shares beneficially owned.

The following table includes shares of DuPont Common Stock beneficially owned by each director and nominee, by each executive officer named in the 2008 Summary Compensation Table on page 37 of this Proxy Statement and by all directors and executive officers as a group as of December 31, 2008 (unless otherwise noted).

Under rules of the Securities and Exchange Commission, “beneficial ownership” includes shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not the shares are held for the individual’s benefit.

	Amount and Nature of
	Beneficial Ownership
	(Number of Shares)
					Percent
				Right to	of
Name	Direct(1)		Indirect(2)	Acquire(3)	Class(4)
S. W. Bodman	41,100	(5)	—	—

R. H. Brown	2,340		—	34,345

R. A. Brown	—		110	897

B. P. Collomb	5,290		—	897

T. M. Connelly, Jr.	23,295		1,496	600,798

C. J. Crawford	150		235	29,374

A. M. Cutler	2,000		—	1,740

J. T. Dillon	1,000		—	11,349

E. I. du Pont	769		1,361	897

R. R. Goodmanson	—		—	1,530,055

M. A. Hewson	2,000		—	4,083

C. O. Holliday, Jr.	124,230		548	3,896,756

L. D. Juliber	—		600	42,270

J. L. Keefer	17,447		—	320,593

E. J. Kullman	30,140		6,004	656,498

W. K. Reilly	—		—	51,444

Directors and Executive Officers as a Group	262,167		21,406	8,036,155	0.9%

(1)	These shares are held individually or jointly with others, or in the name of a bank, broker or nominee for the individual’s account.

(2)	This column includes other shares over which directors and executive officers have or share voting or investment power, including shares directly owned by certain relatives with whom they are presumed to share voting and/or investment power, and shares held under the DuPont Savings and Investment Plan.

(3)	This column includes shares which directors and executive officers had a right to acquire within 60 days from December 31, 2008, through the exercise of stock options or through the conversion of restricted stock units or deferred stock units granted or held under DuPont’s equity-based compensation plans.

(4)	Unless otherwise indicated, beneficial ownership of any named individual does not exceed 0.5% of the outstanding shares of the class.

(5)	Ownership as of February 6, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers are required to file reports of ownership and changes in ownership of DuPont Common Stock with the Securities and Exchange Commission. In 2008, one report for J. L. Keefer covering one transaction was filed one day late because of an administrative error.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2008 an officer or employee of DuPont or any of the Company’s subsidiaries nor was any such person a former officer of DuPont or any of the Company’s subsidiaries. In addition, no Compensation Committee member is an executive officer of another entity at which one of the Company’s executive officers serves on the board of directors.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis (“CD&A”) section included in this Proxy Statement.

The Compensation Committee has also reviewed and discussed the CD&A with management.

Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in this Proxy Statement.

The members of the Compensation Committee of the Board of Directors have provided this report.

COMPENSATION COMMITTEE

John T. Dillon, Chair
Richard H. Brown
Curtis J. Crawford
Alexander M. Cutler
Eleuthère I. du Pont

Compensation Discussion and Analysis (CD&A)

Executive Compensation Philosophy and Core Principles

At DuPont, we are focused on accomplishing our mission of sustainable growth, which we define as increasing stockholder and societal value while decreasing our environmental footprint throughout the value chains in which we operate. We strive to accomplish growth and innovation within our core values, which include safety and health, environmental stewardship, highest ethical behavior, and respect for people. The executive compensation programs at DuPont are designed to attract, motivate, reward and retain the high quality executives necessary for the leadership of the Company and accomplishment of its strategies. The following principles guide the design and administration of those compensation programs:

•	Programs should include a strong link between pay and performance, measured at all levels (corporate, business and individual) by placing a significant portion of compensation “at risk” based on Company and individual performance.

•	Programs should align executives with stockholders by creating a strong focus on stock ownership and be based on performance measures that drive long-term sustained stockholder value growth.

•	Programs should reinforce business strategies and reflect the Company’s core values by rewarding improved business growth, promoting desired competencies and recognizing contributions to business success that are consistent with those core values.

•	Programs should assure access to needed talent and protect against competitor recruitment of that talent by attracting and retaining senior executives through compensation opportunities that are market competitive and commensurate with the executive’s responsibilities, experience and demonstrated performance.

Determining Executive Compensation

An important aspect of the Compensation Committee’s annual work relates to the determination of compensation for the Company’s Named Executive Officers (“NEOs”) and other Section 16 officers. The NEOs are the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer, and three other most highly compensated executive officers ranked by their total compensation (reduced by the amount of change in pension value and nonqualified deferred compensation earnings) in the 2008 Summary Compensation Table on Page 37 of this Proxy Statement. In 2008, the Compensation Committee (the “Committee” for purposes of this CD&A) retained Frederic W. Cook & Co., Inc. (“Cook”) to serve as an independent compensation consultant to the Committee on executive compensation matters. Cook performs work at the direction and under the supervision of the Committee, and provides advice, research and analytical services on a variety of subjects, including compensation of NEOs, nonemployee director compensation, and executive compensation trends. Cook provided no services to DuPont other than those provided to the Committee.

Base salary, short-term incentive (“STIP”) awards under the cash-based component of the Company’s Equity and Incentive Plan (“EIP”) and long-term incentive (“LTI”) awards issued under the EIP for the CEO are reviewed and recommended by the Committee and approved by the Board of Directors. Base salary, STIP and LTI awards for the other NEOs (and other Section 16 officers) are reviewed and recommended by the CEO and approved by the Committee.

Competitive Analysis

All compensation elements are assessed primarily against published compensation surveys that represent large companies with median revenue comparable to DuPont’s (“Market”), including surveys by Towers Perrin, Mercer, Hewitt, Watson Wyatt Data Services and Hay Group. We believe that this approach assures a complete and robust picture of the overall compensation environment and assures consistent comparisons for the CEO and other NEOs.

We also use a select group of peer companies (“Peer Group”) to: (i) benchmark pay design (mix, performance criteria, etc.); (ii) measure financial performance; and (iii) test the link between pay and performance. Because of the number of Peer Group companies, we occasionally find information to be inconsistent year over year. For this reason, we use Peer Group information only to validate the results of our competitive Market analysis.

The Peer Group represents the multiple markets in which we compete — including markets for executive talent, customers and capital — and is comprised of large, high-performing U.S.-based companies with a strong scientific focus and/or research intensity and a strong international presence.

The Peer Group includes the following companies:

3M Company	Ingersoll-Rand Company Limited

Abbott Laboratories	Johnson & Johnson

Air Products & Chemicals, Inc.	Johnson Controls, Inc.

Baxter International Inc.	Kimberly-Clark Corporation

The Boeing Company	Merck & Co., Inc.

Caterpillar Inc.	Monsanto Company

Eastman Kodak Company	Motorola, Inc.

Emerson Electric Company	Procter & Gamble Company

Hewlett-Packard Company	Rohm and Haas Company

Honeywell International Inc.	United Technologies Corporation

Total Compensation Review

In addition to reviewing external compensation practices, the Committee reviews all components (including perquisites) of the current and historic compensation of the NEOs. That review includes a comprehensive analysis of past compensation actions and the development of detailed tally sheets for the NEOs. Tally sheets permit the Committee to bring together, in one place, all of the elements of actual and potential future compensation of the NEOs, as well as information about wealth accumulation, so that the Committee may analyze both individual elements of compensation (including mix) as well as total actual and projected compensation.

Tally sheets include the following information: current base salary, current short and long-term incentives, cash compensation history (including short-term incentives), equity award history (with potential and realized values), cash flow history and stock option exercise history, as well as a review of the benefits that would become payable upon various termination scenarios.

Pay Equity Multiple

To assure that NEOs are paid appropriately relative to each other and that we appropriately manage the pay differential between the CEO and other NEOs we apply a pay equity multiple of two to three times average total cash compensation (“TCC” — base salary plus STIP awards) of the other NEOs and three to four times average total direct compensation (“TDC’’ — TCC plus LTI awards) of the other NEOs.

Using NEOs as the comparison group provides for a stable group not dependent on titles and gives us the further advantages of transparency and the ability to compare to the Peer Group or other companies.

* * *

The Committee has reviewed all components of each NEO’s compensation and utilized Market and Peer Group data to perform a competitive compensation analysis. Based on this review, the Committee determined that the NEOs’ compensation is consistent with the Market, the Company’s financial performance and each individual’s performance. The Compensation Committee believes that the NEOs’ total compensation in the aggregate is reasonable, competitive and not excessive.

Executive Compensation Overview

Our compensation programs support our business strategies by providing incentives to grow the business, increase earnings, generate and preserve cash, improve return on investments, and grow stockholder value, all in a manner consistent with our core values. In addition to aligning the NEOs’ interests with those of our stockholders, we recognize the individual and team performance of each NEO in meeting our business objectives.

Components of the Executive Compensation Program

We believe that a performance-oriented program, which provides competitive compensation, maintains internal equity and is cost effective, allows us to attract and retain superior executive talent and remain true to our executive compensation philosophy and core values.

Our executive compensation program consists of the following components:

•	base salary
•	annual STIP awards
•	LTI awards

-	stock options
-	performance-based restricted stock units (“PSUs”)
-	time-vested restricted stock units (“RSUs”)

•	benefits
•	limited perquisites

Significant Events and Impact on the Executive Compensation Program

The Company and the Committee have closely monitored the recent economic volatility and its impact on our executive compensation programs. Our business units were on track for above target performance on our annual plan through the third quarter 2008. Early in the fourth quarter 2008 a financial crisis spreading globally triggered unprecedented market volatility and depressed economic growth. The fourth quarter of 2008 was the clear pivot point in the economic environment with a steep decline in demand becoming pervasive across a broader range of end markets and geographies. The industry-wide decrease in volume in the fourth quarter was so significant that it resulted in final STIP payouts that were 12% below target opportunity and 18% below 2007 payout factors.

The Committee reviewed the STIP design for 2009 to confirm that our performance measures are appropriate in this environment. Further, to assure that the plan reflects our focus on cash management, the Committee doubled the cash flow weighting in the 2009 STIP to 20% (from 10%). In addition, individual STIP target amounts were not increased from 2008 and the Company decided to forgo merit salary increases for 2009.

For 2009, the Committee also reduced annual LTI awards for NEOs by 20% versus 2008 levels. In doing so, the Committee considered the change in stock price, the resulting increase in the number of awarded stock options, RSUs and PSUs, the impact of the lower stock price on previous LTI awards, and emerging market trends. Final payout values under the 2005 PSU program (payable in 2008) and the 2006 PSU program (payable in 2009) were zero percent and 35%, respectively.

The Committee believes that these are responsible actions in this environment which balance the many stakeholder interests and the objectives of our executive compensation program.

Pay Mix at Target

The Committee does not define a set pay mix for the executive officers. However, as outlined above, our programs include a strong link between pay and performance by placing a significant portion of compensation “at risk.” As such, our programs are structured so that less emphasis is placed on base salary and more than two-thirds of targeted TDC is contingent upon performance and, therefore, fluctuates with our financial results and share price. We believe this is fundamental to closely aligning executive pay with the creation of value for our stockholders.

For the CEO, 86% of TDC is at risk. Approximately 25% of pay at risk is tied to achievement of annual incentive goals, and 75% is tied to achievement of share price or financial goals over a longer period. This allows us to motivate and reward in the short-term, while reinforcing the importance of maintaining the long-term perspective that has served our Company for over 205 years.

The targeted pay mix for NEOs in 2008 is displayed below.

Base Salary

Base salaries serve as the foundation of our compensation program. Base salary provides a regular source of income for NEOs. The majority of other executive compensation elements, including annual short-term incentives, long-term incentives, and retirement benefits are driven from base salary or the midpoint of the salary structure. Consistent with our policy for all employees, base salaries for the NEOs (including the CEO) are targeted at the Market median.

The Committee reviews CEO Market and Peer Group data provided by Cook and, in executive session without management present, develops a recommended base salary increase for the CEO, based on performance, competitiveness, tally sheet review and internal equity. Final compensation actions for the CEO are approved by the independent Board members.

Management establishes salary rates and develops recommended salary increases for NEOs based on performance, responsibilities, experience, Market competitiveness, tally sheet review and internal equity. The Committee reviews management’s recommendations and approves base salary changes for each NEO.

The 2008 base salary merit increase was 3.75% for the CEO and averaged 4.7% for the other NEOs. The increases fell within the Company’s merit budget guidelines for all employees, reflected market adjustments as well as expansions of roles and responsibilities, and resulted in competitive positioning versus the Market at approximately the Market median.

For 2009, the merit budget was set at zero, and no merit increases were given to NEOs.

Annual Short-Term Incentives

NEOs are also eligible for STIP awards designed to align participants with our annual goals and objectives and stockholders’ interests by creating a direct link to our financial and operational performance for the year. STIP targets are set as a percent of the salary structure midpoint.

At the beginning of each performance year, the STIP target percent for the CEO is reviewed by the Committee and approved by the independent Board members based on competitive Market data provided by Cook. At the conclusion of each performance period, the CEO’s STIP award is calculated based on financial results, reviewed by the Committee and approved by the independent Board members. Further, the Committee approves STIP targets for all participants, including the other NEOs, based on competitive Market data.

At the beginning of each fiscal year, the Committee approves the performance measures and weightings assigned to each measure. These performance measures were selected to drive sustainable, profitable growth and return on investment in the business markets in which the Company competes.
For 2008, the STIP awards were determined based on the following formula, measures and weightings:

Target STIP = Salary Level Midpoint X Target STIP Percent

Final STIP =	Target STIP X [Corporate Performance + Business Unit Performance + Individual Performance]

	Metric	Weighting	Rationale for Use
Corporate Performance	Earnings per Share (“EPS”) [EPS excluding significant items compared to prior year’s performance]	20%
• Most effective and common metric in measuring shareholder value

• Closely aligns shareholder and executive interest

• Stable and well understood metric that is correlated with increasing future Total Shareholder Return (“TSR”)

Business Unit Performance CEO and Other NEOs: Weighted average of performance for the various business units. Business unit positions: Business unit performance	After-tax Operating Income (“ATOI”) [Business unit after-tax operating income (excluding significant items) versus budget for the year]	20%	• Measures profitability at the business unit level leading to corporate EPS results

	Revenue [Business unit revenue versus budget for the year]	20%	• Reflects top line growth - critical to Company success

	Cash Flow From Operations (“CFFO’’) [Business unit cash flow from operations versus budget for the year]	10%	• Measures our ability to translate earnings to cash, indicating the health of our business and allowing our Company to invest for the future

	Dynamic Planning Factor (“DPF”)	10%	• Reflects dynamic business environment and performance, based on achievement of specified objectives

Individual Performance	Individual Performance Assessment (“IPA”)	20%	• Based on the employee’s performance versus personal, predetermined critical operating tasks or objectives and a qualitative assessment of performance on the Company’s core values

The measures of EPS and business unit ATOI that are used for calculation of STIP awards exclude significant items, as defined for our internal reporting purposes. Although not in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), we believe that these non-GAAP measures are appropriate because they provide a better view of the operating performance of our individual business units for items directly under their control.

Performance against the measures outlined above exceeded target through the third quarter of 2008. However, the significant decrease in volume in the fourth quarter resulted in final STIP payout factors that were 12% below target opportunity and 18% below 2007 payout factors. In approving the final 2008 STIP payout pool, the Committee did not deviate from the formula. In finalizing the individual performance range of 100% to 150%, the Committee took into consideration the senior leadership team’s speed in responding to the economic downturn with specific focus on cash management, which mitigated the effects of the economic decline. For the CEO and other NEOs, the final payout determination for 2008 is outlined below.

	Weight	Payout Factor

EPS — year over year (excl. significant items) 2008 EPS: $2.78(1) versus 2007 EPS: $3.28(1)	20%	80%

Weighted Average Business Unit Factor	60%	86%

Individual Performance — Range of NEOs’ performance against critical operating tasks	20%	100 — 150%

(1)	The reconciliation below shows how EPS (excluding significant items) from the chart above was calculated from EPS as reported in the Company’s audited financial statements for the respective year.

	2007		2008

EPS (excluding significant items)	$3.28		$2.78
Significant Items	(0.06	)*	(0.58	)**
Reported EPS	$3.22		$2.20

*	Litigation-related items: ($0.04); Tax-related items: $0.13; Impairment Charge: ($0.15)

**	Hurricane Reserve: ($0.16); 2008 Restructuring Charge: ($0.42)

Total annual STIP award payout is limited to 20% of consolidated net income before significant items after deducting six percent of net capital employed. Each year the Committee reviews operating results, excluding all significant items, in determining the overall limit on STIP awards. This ensures that the amount available for STIP awards fluctuates in relation to the Company’s operating results. Over the past ten years, the Committee has approved payments on average of 47% of the maximum available, ranging from 31% to 87%. The final 2008 STIP award payout pool of $140 million was 33% of this maximum available amount.

STIP Changes for 2009

For 2009, STIP awards will be based on the same metrics as 2008. However, greater emphasis will be placed on the cash flow metric in response to the importance of managing cash in the current economic environment.

		2009 Weight

Corporate Performance	EPS (excluding significant items)	20%

Business Unit Performance	ATOI	15%

	Revenue	15%

	CFFO	20%

	DPF	10%

Individual Performance	IPA	20%

Long-Term Incentives

Objectives

NEOs are also eligible for LTI awards designed to accomplish the following objectives:

•	Provide more significant incentive for individuals who are responsible for our long-term growth and success

•	Link pay and performance — accelerate growth and balance this growth with productivity, profitability, and capital management

•	Align the interests of executives with stockholders

-	Increase stockholder value
-	Incorporate key metrics that drive stockholder value

•	Attract, retain and motivate executive talent

-	Align with competitive market practice
-	Motivate higher levels of performance

•	Balance plan costs, such as accounting and dilution, with employee-perceived value, potential wealth creation opportunity and employee share ownership expectations

•	Ensure rewards pay out over multiple years to keep executives focused on longer-term results

Award Practices

All equity-based awards must be approved by the independent members of the Board or the appropriate Board committee. LTI awards are established as a dollar value, which is translated into an equal mix, by fair value on the date of grant, of stock options, RSUs and PSUs.

Annual grants to all employees including executives are made at a pre-established Committee meeting in early February. This allows sufficient time for the market to absorb announcement of annual earnings, which is typically made during the fourth week of January. We do not time equity grants in coordination with the release of material nonpublic information. The grant price is the closing price on the date of grant.

Any occasional special grants to employees who are not executive officers are approved by the Special Stock Performance Committee (consisting of the Chairs of the Board and the Compensation Committee), to which the Board of Directors has delegated the authority to approve special equity grants. Grants are effective on the date of approval by the Special Stock Performance Committee.

Equity Vehicle Mix

To achieve the various long-term incentive objectives outlined above, our LTI program for NEOs consists of one-third each stock options, PSUs and RSUs.

This balanced program allows us to reinforce specific business objectives, address business circumstances, talent needs and philosophical considerations and support our culture. The following table summarizes the performance drivers, mix and objectives for the various LTI components as they relate to NEOs:

	Stock Options	PSUs	RSUs

LTI Mix	1/3	1/3	1/3
Performance Drivers	• Stock price appreciation (longer-term)	• TSR • Revenue growth (intermediate-term)	• Stock price appreciation (intermediate-term)

Objectives	• Stockholder alignment and alignment with long-term business objectives	• Stockholder alignment and focus on business priorities such as revenue growth and TSR	• Capital accumulation • Retention • Stock ownership
	• Stock ownership • Lead/support business strategy as it changes • Retention	• Drive operating and financial performance • Specific alignment with objectives for balanced growth, profitability and capital management • Retention • Measure performance relative to our Peer Group

Award Target

The Committee establishes LTI targets for each NEO at approximately the competitive Market median. Actual grants can range from 0% to 200% of the target. The range reflects current contributions to future strategic value creation as well as future potential to create strategic value for the Company, including the achievement of longer-term critical operating tasks such as driving research productivity, developing sales capability and growing sales in emerging markets. Generally, individual LTI awards for NEOs range from 90% to 110% of target.

Stock Options

Nonqualified stock option grants are typically made annually at the closing price on the date of grant, vest in one-third increments over three years and, starting in 2009, carry a term of seven years (increased from six-year term for previous awards), which we believe creates a strong performance and retention incentive.

Beginning with grants made in 2003, the Company has expensed stock options. We do not reprice stock options. A reload feature is available for options granted from 1997 through 2003 to facilitate stock ownership by management. Effective with options granted in 2004, option grants do not include a reload feature and we do not intend to add this feature in the future.

RSUs and PSUs

RSUs offer a retentive feature to our LTI program and also provide further alignment with stockholders through increased ownership levels. RSUs are typically granted annually and vest over a three-year period.

The PSU program ensures both stockholder alignment and focus on business priorities, by clearly communicating what is most important in driving business performance and ultimately creating stockholder value. Typically, PSUs are awarded to each NEO at the beginning of a three-year performance cycle. At the conclusion of the performance cycle, payouts can range from 0% to 200% of the target grant based on pre-established, performance-based corporate objectives. For awards granted in 2008, those objectives are revenue growth and total shareholder return (“TSR”) (both on a relative basis versus the Peer Group) over the three-year performance period. The payout on PSUs granted in 2008 will be determined based on the table below.

Performance Targets (2008 — 2010 Performance Period)

Revenue Growth Payout % x Target Award x 50%	+	TSR Payout % x Target Award x 50%	=	Final Award

DuPont Revenue Growth or TSR vs.
Peer Group	Revenue Growth Payout % or TSR Payout %
Below 25th percentile*	0%
At 25th percentile*	25%
At 50th percentile*	100%
At or above 75th percentile*	200%
*Interim points are interpolated

2005 PSU Payout (payable in 2008)

The performance period for PSUs granted in 2005 ended on December 31, 2007. The final number of shares earned was based on Revenue Growth relative to the Peer Group (at the time of award), Return on Invested Capital (“ROIC”) relative to the Peer Group for performance years 2005 and 2006 and an absolute ROIC target for performance year 2007. The final payout determination was made in March of 2008 after a review of the Company’s performance relative to the Peer Group. ROIC performance fell at the 46th percentile rank versus the peer group at that time for 2005 and 2006. For 2007, ROIC results were approximately on target at 16.2%. However, three-year Revenue Growth performance relative to the 2005 peer group fell in the bottom quartile, which resulted in a zero payout overall.

The target PSU numbers and 2007 year-end values are included in the 2007 Outstanding Equity Awards table in the 2008 Proxy Statement.

2006 PSU Payout (payable in 2009)

The performance period for PSUs granted in 2006 ended on December 31, 2008. The final number of shares earned was based on Revenue Growth relative to the Peer Group (at the time of award), ROIC relative to the Peer Group for performance year 2006 and an absolute ROIC target for performance years 2007 and 2008. The final payout determination was made in March of 2009 after a review of the Company’s performance relative to the Peer Group and internal targets. The Committee approved a final PSU payout at 35% of target based on the following assessment.

Final Performance			Final Payout

	Revenue
Year	Growth	ROIC	Payout Percent

2006	31st Percentile	62nd Percentile Rank vs. Peer Group	65%
2007	Rank vs. Peer	16.2%	40%
2008	Group	12.1%	0%
		Payout Percent*	35%

*	Average of 2006-2008 Payout Percentages

Further details are provided in the 2008 Option Exercises and Stock Vested Table. The target PSU numbers and 2008 year-end values are also included in the Outstanding Equity Awards table.

Payout levels at zero and at 35% for the 2005 and the 2006 PSU programs, respectively, demonstrate the strong alignment of pay to long-term performance.

LTI Changes for 2009

LTI awards made to NEOs and other executives in February 2009 were reduced by 20% from 2008 values. The term for stock options was increased from six years to seven years. In arriving at this decision, the Committee took into consideration anticipated fundamental changes to the competitive Market, while addressing the Company’s objectives to motivate and retain employees for the long-term, link pay to performance and appropriately align our program with shareholder interests.

Benefits

Our global benefit philosophy for employees, including the NEOs and other executive officers, is to provide a package of benefits consistent with local practices and competitive within individual markets.

NEOs participate in the same health and welfare and retirement programs on the same terms and conditions as other employees. For U.S. parent company employees, this offering consists of the following:

•	Standard range of medical, dental and vacation benefits, as well as life insurance and disability coverage
•	Participation in the DuPont Pension and Retirement Plan and either the DuPont Savings and Investment Plan (“SIP”) or the DuPont Retirement Savings Plan (“RSP”).

The Pension and Retirement Plan is a tax-qualified defined benefit plan under which benefits are based primarily on an employee’s years of service and final average pay. Employees hired after December 31, 2006 do not participate in the plan. Employees hired after December 31, 2006 participate in the RSP. All others participated in the SIP. Effective January 1, 2009, the SIP and RSP were merged into one plan named the RSP. The SIP, like the RSP, was a tax-qualified defined contribution plan with a 401(k) feature.

In addition to these tax-qualified retirement plans, executive officers may participate in nonqualified retirement plans we offer that restore those benefits that cannot be paid as a result of Internal Revenue Code (“IRC”) limits applicable to tax-qualified retirement plans, including:

•	The Pension Restoration Plan. The purpose of the plan is to restore those benefits that cannot be paid by the Pension Plan as a result of IRC limits applicable to tax-qualified pension plans.
•	The Salary Deferral and Savings Restoration Plan (“SDSRP”) or Retirement Savings Restoration Plan (“RSRP”). The purpose of these plans is to provide eligible employees the opportunity to defer salary and receive a Company match and savings contribution on compensation that is ineligible to be considered in calculating benefits under the SIP or RSP, as the case may be, due to IRC limits on compensation. A Company match and savings contribution is credited in an equivalent amount to what would have been provided under the tax-qualified savings plan absent IRC limits. Effective January 1, 2009, the SDSRP and RSRP were merged into one plan named the RSRP.

These plans, generally, apply to all eligible employees who exceed the IRC limits. Retirement benefits in excess of these limits are paid from our operating cash flows.

In 2009, NEOs will also be eligible to participate in the DuPont Management Deferred Compensation Plan (“MDCP”), which allows eligible participants to defer base salary, STIP awards and LTI awards. Under the MDCP, eligible employees were also permitted to defer STIP awards earned during 2008 and payable in 2009.

Perquisites and Personal Benefits

As a matter of business philosophy, we provide very limited perquisites or personal benefits to NEOs. All employees who receive LTI awards are provided financial education services such as seminars, which are focused on assisting employees to achieve the highest value from our compensation and benefits programs. In addition, personal financial counseling (excluding tax counseling) is provided to senior leaders, including NEOs. The cost of such financial counseling is generally less than $10,000 per NEO.

Company Aircraft

The Company aircraft are dedicated primarily to senior management support and are intended for business travel only. An exception is provided for the CEO, who is required, under our personal security policy, to use Company aircraft for all air travel needs, including nonbusiness air travel. Costs associated with nonbusiness travel are treated as personal benefits for Mr. Holliday and are disclosed as such in the “All Other Compensation” column in the 2008 Summary Compensation Table.

Our policy regarding use of the Company aircraft by executive officers is driven by business efficiency considerations and security concerns. The policy is reviewed periodically in light of emerging developments concerning those areas. Changes in levels of security risks in certain countries could, for example, result in modifications regarding use of Company aircraft to those destinations.

Compensation of the CEO

The evaluation of the CEO is one of the fundamental duties of the Board of Directors. Following a self-assessment by the CEO the independent Board members review the CEO’s performance in executive sessions.

In addition to independent Board members’ assessment of performance, the Board considers competitive Market information and reviews the compensation of CEOs of the Peer Group. The Board also reviews pay equity multiples and tally sheets prior to finalizing CEO pay decisions.

Mr. Holliday

In evaluating Mr. Holliday’s performance, the Board considered the Company’s overall financial, strategic and operational performance for 2008, given a highly challenging environment. Other factors included the transformation of the Company during his tenure, Mr. Holliday’s visionary global focus, talent development and succession management (demonstrated through the transition to Ms. Kullman), and Mr. Holliday’s swift reaction to the economic downturn.

Mr. Holliday became nonemployee Chair of the Board effective February 1, 2009.

1.	Base Pay

For 2008, the Board approved a 3.75% increase in salary to $1,369,500. This increase maintained Mr. Holliday’s competitive position slightly below the Market median and was consistent with the salary budget set for U.S. professional employees.

Consistent with the treatment of all employees, Mr. Holliday did not receive a merit salary increase for 2009. Mr. Holliday retired from the Company effective January 31, 2009.

2.	STIP Award

Mr. Holliday’s STIP award for 2008 was $1.732 million, reflecting the final payout factors based on corporate and business unit financial results (80% and 86%, respectively), and an IPA (representing individual performance) of 110%. This resulted in a STIP award that was 78% of the 2007 STIP award.

3.	LTI Award

After careful review of the Market data, the Board approved a 2008 LTI award of $6.5 million, which was approximately 25% below the Market median. The LTI award was delivered in the form of 408,806 stock options (at a Black Scholes value of $5.30), 48,428 RSUs and 48,428 PSUs (both at the closing price on grant date of $44.74). The award was consistent with the Board’s long-standing goal of rewarding and retaining executives at levels that (i) reflect past performance and future potential and (ii) maintain internal consistency.

With Mr. Holliday’s transition to nonemployee Chair of the Board effective February 1, 2009, he was eligible only for LTI awards issued to nonemployee Board members. As such, for 2009, he received 4,940 RSUs with a grant date value of $115,000.

Total Compensation Review

The tally sheet review confirmed that decisions made by the Committee in the past resulted in compensation aligned with our performance and external benchmarks (including Market and Peer Group comparisons). The analysis also confirmed that there were no unexpected consequences flowing from past compensation decisions.

Pay Equity Multiple (“PEM”)

To further validate its compensation decisions, the Board reviewed CEO pay equity multiples relative to the other NEOs and found them to be on the low end of the established range for total direct compensation. The final 2008 multiples and the target 2009 multiples are as follows:

Element (PEM
Multiple Range)	Target 2008*	Actual 2008*	Target 2009**
TCC (2 - 3 times NEO)	2.5	2.3	2.5
TDC (3 - 4 times NEO)	3.1	3.0	3.1

*	Mr. Holliday versus NEOs

**	Ms. Kullman versus NEOs

The following provides a summary of Mr. Holliday’s TDC for 2008.

CEO	Base Salary	STIP	LTI	TDC
C.O. Holliday, Jr.	$1,369,500	$1,732,000	$6,500,009	$9,601,509

Ms. Kullman

In September 2008, the Board named Ms. Kullman President (effective October 1, 2008) and CEO (effective January 1, 2009). At that time, the Board approved an increase in Ms. Kullman’s base salary to $900,000, effective October 1, 2008. At that time, the Board also approved a further increase, to $1.2 million effective January 1, 2009, in recognition of Ms. Kullman’s appointment as CEO. The new salary was targeted at the Market 25th percentile for CEO and Chair, reflecting Ms. Kullman’s tenure in the role of CEO and the absence of responsibilities as Chair of the Board.

In addition, the Board approved a 2009 LTI award of $5.2 million, which was below the 25th percentile of the Market for CEO and Chair, and reflects the Committee’s decision to reduce LTI values by 20% for all executives. The LTI award was delivered in the form of 646,767 stock options (at a Black Scholes value of $2.68), 74,456 RSUs and 74,456 PSUs (both at the closing price on grant date of $23.28).

Compensation of the Other NEOs

The Committee approves compensation actions for the NEOs, excluding the CEO. The Committee’s decisions are based on a review of an individual NEO’s contributions during the year as well as on an analysis of the ability of the individual to contribute to the success of the Company in the future. In making its determinations regarding compensation for NEOs in 2008, the Committee reviewed such factors as achievement of cost goals, preservation and generation of cash and reduction in working capital as well as performance on the Company’s core values.

The table below provides a more concise overview of the Committee’s analysis and decisions and is not a substitute for the information provided in the 2008 Summary Compensation Table or 2008 Grants of Plan-Based Awards table required by the Securities and Exchange Commission (“SEC”), both of which are included in this Proxy Statement on pages 37 and 40, respectively. The LTI values in the table below (and in the table above for the CEO) indicate the total value of LTI awards granted in 2008, as of the grant date. These values differ from the values shown in the 2008 Summary Compensation Table, which is prepared under the SEC’s proxy statement disclosure rules and represents the total accounting expense recognized in 2008 under SFAS 123(R) with respect to LTI awards. They also differ from the values shown in the 2008 Grants of Plan-Based Awards table in that the PSUs below are valued as of the closing price on date of grant, and not based on the Monte Carlo model as required under the SFAS 123(R) rules. In finalizing equity awards, the Committee took into consideration the grant date value of the award and not the accounting expense for 2008.

				Total Direct
NEO	Base Salary(1)	STIP(2)	LTI(3)	Compensation
E. J. Kullman(4)	$ 703,685	$718,000	$1,760,108	$ 3,181,793
J. L. Keefer	594,920	535,000	3,539,525	4,669,445
R. R. Goodmanson	865,992	763,000	2,300,090	3,929,082
T. M. Connelly, Jr.	638,600	491,000	3,699,608	4,829,208
TOTAL	2,803,197	2,507,000	11,299,331	16,609,528

(1)	Reflects 2008 base salary also reported in the 2008 Summary Compensation Table on page 37.

(2)	Reflects STIP for 2008, paid in 2009, also reported in the 2008 Summary Compensation Table on page 37. Target STIP levels can be found in the 2008 Grants of Plan-Based Awards table on page 40.

(3)	Grant date value of 2008 LTI awards. Includes $1,939,500 in one-time awards to J. L. Keefer and T. M. Connelly, Jr. Such one-time awards were made to encourage the retention of these key executives by recognizing their strong current and future contributions to the Company.

(4)	Base salary and STIP award for E. J. Kullman reflect nine months as Executive Vice President (“EVP”) and three months as President. LTI award made in February 2008, reflective of EVP role.

A comprehensive review for each NEO confirmed that the compensation reflected in the table above is aligned with performance and Market comparisons. The tally sheet analysis also confirmed that there were no unexpected consequences flowing from past compensation decisions.

Employment/Severance Arrangements

DuPont generally does not enter into employment agreements (including severance agreements) with executives. The Company’s Career Transition Financial Assistance Plan (“CTP”) currently provides termination benefits equal to one month’s pay for each two years of service, with a maximum of twelve months’ pay. For purposes of the CTP, pay equals base salary plus last actual STIP award. The program applies to substantially all U.S. parent company employees terminated for lack of work, including executives. On occasion, the Company may negotiate individual arrangements for senior executives and has entered into an agreement with R. R. Goodmanson. For details of this agreement, see Retention Agreement on page 36 of this Proxy Statement.

Change in Control Arrangements

DuPont does not currently have Change in Control Arrangements in place. As part of the overall review of compensation policies and programs, this subject is periodically reviewed against market place practices and business necessity.

Section 162(m) of the Internal Revenue Code of 1986

The federal tax laws impose requirements in order for compensation payable to the CEO and certain executive officers to be fully deductible. The Company believes it has taken appropriate actions to maximize its income tax deduction.

Internal Revenue Code (“IRC”) Section 162(m) generally precludes a public corporation from taking a deduction for compensation in excess of $1,000,000 for its CEO or any of its three other highest-paid executive officers (other than the CEO or Chief Financial Officer), unless certain specific and detailed criteria are satisfied.

Annually, the Company reviews all compensation programs and payments to determine the tax impact on the Company as well as on the executive officers. In addition, the Company reviews the impact of its programs against other considerations, such as accounting impact, stockholder alignment, market competitiveness, effectiveness and perceived value to employees. Because many different factors influence a well-rounded, comprehensive executive compensation program, some compensation may not be deductible under IRC Section 162(m).

The Company will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of DuPont and its stockholders.

Stock Ownership Guidelines

The Company believes NEOs and senior executives should have a significant equity position in the Company. Stock ownership guidelines are in place to align NEOs and other senior executives with the interests of stockholders and to encourage a longer-term focus in managing the Company. The guidelines require that NEOs and other senior executives accumulate and hold, within three years of the date of achieving the various executive levels, shares of DuPont Common Stock with a value equal to a specified multiple of base pay. The multiples for specific executive levels are set forth below:

Chief Executive Officer	5x
Executive Vice President	4x
Senior Vice President / Group Vice President	3x
Vice President	1.5x

An annual review is conducted to assess compliance with the guidelines. The CEO and other NEOs exceed the ownership guidelines.

DuPont stock may be held in various forms to achieve the applicable ownership guidelines, including: direct ownership, shares held in the SIP or RSP, stock units held in the SDSRP or RSRP, deferred stock units and RSUs. Unexercised stock options, including vested options, as well as PSUs are not included in determining whether an executive has achieved the ownership levels.

Compensation Recovery Policy (Clawbacks)

The EIP contains a “clawback” provision under which: (1) a grantee forfeits the right to receive future awards under the EIP; and (2) the Company may demand repayment of awards if the grantee engages in misconduct, including grantee’s conduct that (a) results in termination for cause (as defined in the plan), (b) breaches a noncompete or confidentiality clause between the Company and grantee or (c) results in the Company restating financial statements due to material noncompliance and the grantee either (i) had knowledge of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of appropriate individuals within the Company or (ii) personally and knowingly engaged in practices which materially contributed to the circumstances that enabled a material noncompliance to occur. A grantee is entitled to a hearing before the full Committee at which the grantee may be represented by counsel. Consistent with the standard applicable to other Board and Committee actions, the decision of the Committee is effective if approved by the majority of the Committee’s members.

Awards granted under the Stock Performance Plan are subject to forfeiture if the Committee determines, after a hearing, that the grantee willfully engaged in any activity harmful to the interest of the Company. The Stock Performance Plan does not define specific instances of misconduct. Rather, what constitutes “activity harmful to the interest of the Company” is a determination made by the Committee based on the facts and circumstances in the situation at issue.

Retention Agreement

R. R. Goodmanson

In April 1999, the Company entered into a retention agreement with R. R. Goodmanson. Mr. Goodmanson joined the Company as an external executive hire in the position of Executive Vice President. In 2008, the agreement was further revised to bring it into compliance with IRC Section 409A. No changes were made to the main provisions of the agreement.

Mr. Goodmanson’s agreement provides for a severance payment of two years’ pay (salary plus target STIP) in the event of termination by the Company on or before May 1, 2009.

If Mr. Goodmanson remains with the Company through May 1, 2009 or is terminated by the Company (other than for cause) before that date, he will be entitled to a special award of $1,000,000. Mr. Goodmanson will be eligible for retiree medical, dental and life insurance coverage regardless of the age at which he retires from the Company.

In consideration of these benefits, Mr. Goodmanson is subject to a noncompete agreement for one year following employment termination and requirements that he not disparage the Company or, for one year following employment termination, solicit Company employees or customers. He is also subject to a confidentiality agreement covering Company trade secrets and proprietary information.

Further, to ensure Mr. Goodmanson’s active participation on behalf of the Company in ongoing litigation and other business matters, in 2008, the Committee approved the Company’s entry into a three-year consulting agreement with Mr. Goodmanson, effective as of his retirement, pursuant to which he will be paid a $200,000 annual retainer plus a $2,000 per diem payment when actively involved in litigation support and business projects on behalf of the Company. The agreement with Mr. Goodmanson will contain customary provisions, including a restriction on his ability to take on any work that may create a conflict of interest, protection of confidential information and reimbursement of all expenses associated with his performance under the agreement.

Compensation of Executive Officers

2008 SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the Named Executive Officers (“NEOs”) for the fiscal year ending December 31, 2008. The NEOs are the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer, and three other most highly compensated executive officers ranked by their total compensation in the table below (reduced by the amount of change in pension value and nonqualified deferred compensation earnings). For a complete understanding of the table, refer to the narrative discussion that follows.

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
Name and			Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary(1)	Awards	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total
C. O. Holliday, Jr.	2008	$1,369,500	$2,848,970	$2,240,005	$ 1,732,000	—	$ 148,960	$8,339,435
Chairman &	2007	1,320,000	2,863,902	3,097,291	2,207,000	—	57,597	9,545,790
Chief Executive Officer	2006	1,293,000	2,494,199	3,839,433	2,103,000	$ 896,900	65,326	10,691,858

J. L. Keefer	2008	594,920	1,564,674	543,405	535,000	994,664	53,543	4,286,206
Executive Vice President &	2007	545,360	1,420,598	621,413	585,000	778,597	15,438	3,966,406
Chief Financial Officer	2006	451,014	1,183,622	526,922	459,000	994,543	22,242	3,637,343

E. J. Kullman	2008	703,685	1,780,856	601,799	718,000	575,800	63,332	4,443,472
President	2007	595,200	2,188,169	926,546	614,000	236,787	26,729	4,587,431
	2006	537,640	1,944,478	843,871	596,000	416,344	26,486	4,364,819

R. R. Goodmanson	2008	865,992	1,736,517	1,080,242	763,000	160,497	77,939	4,684,187
Executive Vice President &	2007	835,384	1,538,013	883,739	918,000	211,351	33,669	4,420,156
Chief Operating Officer	2006	811,000	766,992	835,015	850,000	316,234	33,228	3,612,469

T. M. Connelly, Jr.	2008	638,600	1,303,987	602,116	491,000	544,839	57,474	3,638,016
Executive Vice President &	2007	612,000	1,374,082	867,139	614,000	429,425	24,809	3,921,455
Chief Innovation Officer	2006	566,640	869,059	864,739	596,000	725,555	23,664	3,645,657

(1)	Includes compensation which may have been deferred at the executive’s election. Such amounts are also included in the 2008 Nonqualified Deferred Compensation table — “Executive Contributions in 2008” column.

(2)	Represents the SFAS 123(R) compensation costs, as reflected in the Company’s financial statements, for stock options. Assumptions used in determining the SFAS 123(R) values for 2008 can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, under Note 22, Compensation Plans — Stock Options.

(3)	Represents payouts under the cash-based award component (“STIP”) of the Equity and Incentive Plan (“EIP”) for services performed during 2008. Includes compensation which may have been deferred at the executive’s election.

(4)	Although Mr. Holliday accrued additional benefits in 2007 and 2008, the present value of his pension benefits decreased by $1,339,002 and $714,183, respectively. Such decreases were primarily due to changes in the actuarial assumptions used to calculate the present value of pension benefits. In accordance with Securities and Exchange Commission guidelines, if the change in pension value is negative, it is not shown in the table above. This column is also intended to report above-market earnings on nonqualified deferred compensation balances. Because the Company does not credit participants in the nonqualified plans with above-market earnings, no such amounts are reported here.

(5)	Amounts shown include registrant contributions to qualified defined contribution plans ($20,700 per NEO) and registrant contributions to nonqualified defined contribution plans as follows: C. O. Holliday, Jr. ($102,555), J. L. Keefer ($32,843), E. J. Kullman ($42,632), R. R. Goodmanson ($57,239), and T. M. Connelly, Jr. ($36,774). Amounts also reflect perquisites for C. O. Holliday, Jr. including financial counseling, personal use of aircraft and Company car/parking. For a detailed discussion of the amounts reported in this column, refer to the “All Other Compensation” section of the narrative discussion following this footnote.

Narrative Discussion of Summary Compensation Table

Salary

Amounts shown in the “Salary” column of the table above represent base salary earned during 2008. Base salary rate changes, if any, for the CEO are effective January 1 of the relevant fiscal year. Base salary rate changes for all other NEOs are effective May 1. Accordingly, base salaries shown in the table above represent one rate for the first four months of the year and a second rate for the last eight months of the year, with the exception of Mr. Holliday, whose base salary rate for all of 2008 was $1,369,500 and Ms. Kullman, whose base salary rate changed effective with her appointment as President on October 1, 2008. Beginning in 2009, base salary rate changes for NEOs became effective March 1. Base salary for 2008 represented 14% of total direct compensation (base salary, STIP awards and LTI awards) for the CEO and, on average, 24% of total direct compensation for NEOs in 2008, which is consistent with the Compensation Committee’s goal of placing more emphasis on “at risk” compensation.

Stock Awards

Amounts shown in the “Stock Awards” column of the table above represent the SFAS 123 (R) compensation costs, as reflected in the Company’s financial statements, for time-vested restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”). The compensation cost for regular RSUs granted on February 6, 2008 was fully recognized in 2008 for those executives who are retirement eligible (C. O. Holliday, Jr., J. L. Keefer, E. J. Kullman, and T. M. Connelly, Jr.). Regular RSUs for nonretirement eligible employees and special RSUs are expensed ratably over the vesting period. Compensation cost for PSUs is recognized ratably over the 36-month performance period.

Option Awards

Amounts shown in the “Option Awards” column of the table above represent the SFAS 123 (R) compensation costs, as reflected in the Company’s financial statements, for stock options. The compensation cost for awards granted in 2008 was fully recognized in 2008 for those executives who are retirement eligible (C. O. Holliday, Jr., J. L. Keefer, E. J. Kullman, and T. M. Connelly, Jr.). For nonretirement eligible employees, the compensation cost is recognized over the vesting period.

Non-Equity Incentive Plan Compensation

Amounts shown in the “Non-Equity Incentive Plan Compensation” column of the table above represent cash-based short-term incentive, or STIP, awards paid for a given year.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

Amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the table above represent the estimated change in the actuarial present value of accumulated benefits for each of the NEOs at the earlier of age 65 or the age at which the NEO is eligible for an unreduced pension. Key actuarial assumptions for the present value of accumulated benefit calculation can be found in Note 21 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Assumptions are further described in the narrative discussion following the Pension Benefits table.

There were no above-market or preferential earnings during 2008 on nonqualified deferred compensation. Generally, earnings on nonqualified deferred compensation include returns on investments in seven core investment alternatives, interest accruals on cash balances, DuPont Common Stock returns and dividend reinvestments. Interest is accrued on cash balances based on a rate that is traditionally less than 120% of the applicable federal rate and dividend equivalents are accrued at a non-preferential rate. In addition, the other core investment alternatives are a subset of the investment alternatives available to all employees under the qualified plan. Accordingly, these amounts are not considered above-market or preferential earnings for purposes of, and are not included in, the 2008 Summary Compensation Table.

As such, all amounts shown in this column reflect change in the actuarial pension value under the DuPont Pension and Retirement Plan and DuPont Pension Restoration Plan. Generally, the change in pension value represents the changes from 2007 to 2008 in the present value of an NEO’s accumulated benefit as of the applicable pension measurement date. In accordance with Securities and Exchange Commission guidelines, if the change in pension value is negative, it is not shown in the table above.

All Other Compensation

Amounts shown in the “All Other Compensation” column of the table above include:

					Registrant
				Registrant	Contributions to
				Contributions to	Nonqualified
		Personal	Company	Qualified Defined	Defined
	Financial	Use of	Car/	Contribution	Contribution
Name	Counseling	Aircraft(a)	Parking	Plans(b)	Plans(c)	TOTAL

C. O. Holliday, Jr.	$1,250	$23,455	$1,000	$20,700	$102,555	$148,960
J. L. Keefer				20,700	32,843	53,543
E. J. Kullman				20,700	42,632	63,332
R. R. Goodmanson				20,700	57,239	77,939
T. M. Connelly, Jr.				20,700	36,774	57,474

(a)	DuPont policy requires the CEO to use Company aircraft for security reasons whenever practicable. The amount reflected in this column represents the aggregate incremental cost to the Company of all personal travel by Mr. Holliday and his guests on Company aircraft. Incremental cost is calculated based on the variable operating costs to the Company, including fuel, mileage, trip-related maintenance, weather-monitoring costs, crew travel expenses, on-board catering, landing/ramp fees and other variable costs. Fixed costs which do not change based on usage, such as pilot salaries and the cost of maintenance not related to trips, are excluded. The benefit associated with personal use of Company aircraft is imputed as income to Mr. Holliday at Standard Industry Fare Level (“SIFL”) rates. SIFL rates are rates determined by the U.S. Department of Transportation. They are used to compute the value of nonbusiness transportation aboard employer-provided aircraft as required by the Internal Revenue Service. SIFL rates are used in the calculation of the income imputed to executives in the event of personal travel on Company aircraft. Mr. Holliday does not receive any gross-up for payment of taxes associated with the described benefit.

(b)	Amounts represent the Company’s match to the Savings and Investment Plan on the same basis as provided to all employees. For 2008, the plan provided a Company match of 100% of the first six percent of the employee’s contribution (up from the first three percent in previous years). Amounts also include an additional Company contribution of three percent.

(c)	Amounts represent the Company’s match to the Salary Deferral and Savings Restoration Plan (“SDSRP”) on the same basis as provided to all employees who fall above the applicable Internal Revenue Code (“IRC”) limits. For 2008, the plan provided a Company match of 100% of the first six percent of the employee’s contribution (up from the first three percent in previous years). Amounts also include an additional Company contribution of three percent.

2008 GRANTS OF PLAN-BASED AWARDS

The following table provides information on STIP awards, stock options, RSUs and PSUs granted in 2008 to each of the Company’s NEOs. The accounting expense recognized on these awards is reflected in the 2008 Summary Compensation Table. For a complete understanding of the table, refer to the narrative discussion that follows.

								All Other	All Other
								Stock	Option
		Estimated Future Payouts			Estimated Future Payouts			Awards:	Awards:	Exercise	Grant Date
		Under Non-Equity			Under Equity			Number of	Number of	or Base	Fair Value
		Incentive Plan Awards			Incentive Plan Awards			Shares	Securities	Price of	of Stock
	Grant	Thres-			Thres-	Target	Maximum	of Stock	Underlying	Option	and Option
Name	Date	hold	Target	Maximum	hold (#)	(#)	(#)	or Units(#)	Options(#)	Awards ($/Sh)	Awards
C. O. Holliday, Jr.		—	$1,932,840	$3,865,680
	2/6/08				—	48,428	96,856				$2,629,640
	2/6/08							48,428			2,166,669
	2/6/08								408,806	$44.74	2,166,672

J. L. Keefer		—	547,560	1,095,120
	2/6/08				—	11,921	23,842				647,310
	2/6/08							11,921			533,346
	2/6/08								100,629	44.74	533,334
	10/2/08							50,000			1,939,500

E. J. Kullman		—	819,450	1,638,900
	2/6/08				—	13,114	26,228				712,090
	2/6/08							13,114			586,720
	2/6/08								110,692	44.74	586,668

R. R. Goodmanson		—	860,580	1,721,160
	2/6/08				—	17,137	34,274				930,539
	2/6/08							17,137			766,709
	2/6/08								144,655	44.74	766,672

T. M. Connelly, Jr.		—	547,560	1,095,120
	2/6/08				—	13,114	26,228				712,090
	2/6/08							13,114			586,720
	2/6/08								110,692	44.74	586,668
	10/2/08							50,000			1,939,500

Narrative Discussion of Grants of Plan-Based Awards Table

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

Amounts shown in this column of the table above represent STIP award opportunities for 2008 under the EIP. A target STIP award is established for each NEO at the beginning of relevant fiscal year based on the midpoint of the NEO’s salary guide level. The actual STIP payout for NEOs, which can range from 0% to 200% of target, is based on corporate and weighted average business unit performance and individual performance. The metrics and weightings for 2008, which are discussed in greater detail on pages 26-28 of this Proxy Statement are: corporate earnings per share (20%); business unit after-tax operating income (20%), revenue (20%), cash flow from operations (10%), dynamic planning (10%); and individual performance (20%).

Estimated Future Payouts Under Equity Incentive Plan Awards

Amounts shown in this column of the table above represent the potential payout range of PSUs granted in 2008. Vesting for PSUs granted in 2008 is equally based upon corporate revenue growth relative to peer companies and total shareholder return (“TSR”) relative to peer companies. Performance and payouts are determined independently for each metric. At the conclusion of the three-year performance period, the actual award, delivered as DuPont Common Stock, can range from zero percent to 200 percent of the original grant. Dividend equivalents are applied after the final performance determination.

Any termination of employment, including retirement, within six months of grant results in a forfeiture of the award. For a discussion of the impact on PSUs of any subsequent termination, refer to the tables on pages 50-53 of this Proxy Statement.

All Other Stock Awards: Number of Shares of Stock or Units

Amounts shown in this column of the table above represent RSUs granted in 2008 that are paid out in shares of DuPont Common Stock upon vesting. Dividend equivalents are applied and are subject to the same restrictions as the RSUs. Regular annual RSU awards vest ratably over a three-year period, one-third on each anniversary date. One-time awards, granted on October 2, 2008, vest equally on October 2, 2010 and October 2, 2011.

Any termination of employment, including retirement, within six months of grant results in a forfeiture of the award. For a discussion of the impact on RSUs of a subsequent termination, refer to the tables on pages
50-53 of this Proxy Statement.

All Other Option Awards: Number of Securities Underlying Options

Amounts shown in this column of the table above represent nonqualified stock options granted in 2008 with a six-year term and ratable vesting over a three-year period, one-third on each anniversary date. The exercise price of options granted, as shown in the table above, is based on the closing price of DuPont Common Stock on the date of grant.

Any termination of employment, including retirement, within six months of grant results in a forfeiture of the award. For a discussion of the impact on options of a subsequent termination, refer to the tables on pages 50-53 of this Proxy Statement.

Grant Date Fair Value of Stock and Option Awards

Amounts shown in this column of the table above reflect the aggregate grant-date SFAS 123(R) fair value of the equity awards. For PSUs, the SFAS 123(R) grant-date target fair value is reflected in this column. The grant-date fair value of the PSUs, subject to the TSR metric, was $63.86, estimated using a Monte Carlo simulation. The grant-date fair value of the PSUs, subject to the revenue metric, was based upon the market price of the underlying common stock as of the grant date, which was $44.74.

The grant-date SFAS 123(R) fair value of RSUs is reflected in this column based on the closing price of DuPont Common Stock, $44.74 and $38.79, for the February 6, 2008 and October 2, 2008 grants, respectively.

For purposes of determining the fair value of stock option awards, the Company uses the Black-Scholes option pricing model and the assumptions set forth in the table below. The grant-date fair value of options granted in 2008 was $5.30. The Company determines the dividend yield by dividing the current annual dividend on the Company’s Common Stock by the option exercise price. A historical daily measurement of volatility is determined based on the expected life of the option granted. The risk-free interest rate is determined by reference to the yield on an outstanding U.S. Treasury Note with a term equal to the expected life of the option granted. Expected life is determined by reference to the Company’s historical experience.

2008

Dividend yield	3.7%
Volatility	18.86%
Risk-free interest rate	2.6%
Expected life (years)	4.5

OUTSTANDING EQUITY AWARDS

The following table shows the number of shares underlying exercisable and unexercisable options and unvested and, as applicable, unearned RSUs and PSUs held by the Company’s NEOs at December 31, 2008. Market or payout values in the table below are based on the closing price of DuPont Common Stock as of that date.

							Equity
							Incentive
							Plan Awards:	Equity
					Number of	Market	Number of	Incentive
					Shares or	Value of	Unearned	Plan Awards:
	Number of	Number of			Units of	Shares or	Shares,	Market or
	Securities	Securities			Stock	Units of	Units or	Payout Value of
	Underlying	Underlying			That Have	Stock	Other	Unearned
	Unexercised	Unexercised	Option	Option	Not	That Have	Rights That	Shares, Units or
	Options (#)	Options (#)	Exercise	Expiration	Vested	Not	Have Not	Other Rights That
Name	Exercisable(1)	Unexercisable(2)	Price	Date	(#)(3)	Vested	Vested (#)(4)	Have Not Vested
C. O. Holliday, Jr.	300,000		$52.50	2/2/09
	700,000		75.00	2/2/09
		300,000	61.00	2/1/10
	525,000		43.25	2/6/11
	540,000		42.50	2/5/12
	464,200		37.75	2/4/13
	245,800		43.62	2/3/10
	300,000		48.05	2/1/11
	200,000	100,000	39.31	1/31/12
	76,000	152,000	51.01	2/6/13
		408,806	44.74	2/5/14	102,500	$2,593,244	148,928	$3,767,878
	3,351,000	960,806

J. L. Keefer	6,000		52.50	2/2/09
		12,900	61.00	2/1/10
	47,300		43.25	2/6/11
	200		44.50	1/7/12
	32,800		42.50	2/5/12
	31,400		37.75	2/4/13
	25,100		43.62	2/3/10
	41,200		48.05	2/1/11
	30,267	15,133	39.31	1/31/12
	17,400	34,800	51.01	2/6/13
		100,629	44.74	2/5/14	129,289	3,271,000	29,821	754,471
	231,667	163,462

E. J. Kullman	17,700		52.50	2/2/09
		26,100	61.00	2/1/10
	66,500		43.25	2/6/11
	200		44.50	1/7/12
	60,000		42.50	2/5/12
	80,000		37.75	2/4/13
	61,900		43.62	2/3/10
	61,900		48.05	2/1/11
	43,533	21,767	39.31	1/31/12
	25,700	51,400	51.01	2/6/13
		110,692	44.74	2/5/14	112,533	2,847,087	36,014	911,154
	417,433	209,959

R. R. Goodmanson	150,000		71.75	4/30/09
		97,000	61.00	2/1/10
		50,000	53.00	3/15/10
	315,000		43.25	2/6/11
	300,000		42.50	2/5/12
	174,000		37.75	2/4/13
	103,500		43.62	2/3/10
	103,500		48.05	2/1/11
	62,867	31,433	39.31	1/31/12
	31,434	62,866	51.01	2/6/13
		144,655	44.74	2/5/14	59,083	1,494,810	55,137	1,394,966
	1,240,301	385,954

							Equity
							Incentive
							Plan Awards:	Equity
					Number of	Market	Number of	Incentive
					Shares or	Value of	Unearned	Plan Awards:
	Number of	Number of			Units of	Shares or	Shares,	Market or
	Securities	Securities			Stock	Units of	Units or	Payout Value of
	Underlying	Underlying			That Have	Stock	Other	Unearned
	Unexercised	Unexercised	Option	Option	Not	That Have	Rights That	Shares, Units or
	Options (#)	Options (#)	Exercise	Expiration	Vested	Not	Have Not	Other Rights That
Name	Exercisable(1)	Unexercisable(2)	Price	Date	(#)(3)	Vested	Vested (#)(4)	Have Not Vested
T. M. Connelly, Jr.	7,360		$52.50	2/2/09
		13,500	61.00	2/1/10
		20,000	47.00	9/5/10
	65,300		43.25	2/6/11
	100,000		42.50	2/5/12
	85,000		37.75	2/4/13
	63,200		43.62	2/3/10
	63,200		48.05	2/1/11
	44,667	22,333	39.31	1/31/12
	23,467	46,933	51.01	2/6/13
		110,692	44.74	2/5/14	100,501	$2,542,669	38,914	$984,524
	452,194	213,458

(1)	Although stock options expiring on April 30, 2009 contain a stock price hurdle which has not been met as of December 31, 2008, these options are exercisable. Terms of the grant provide that, during the six months preceding the tenth anniversary of the grant date, options are exercisable even if the stock price hurdle has not been achieved.

(2)	The terms of the following stock option grants contain a stock price hurdle which must be met for five consecutive trading days in order for the options to be exercisable. As of December 31, 2008, the price hurdle for the below grants had not been met:

Expiration Date	Exercise Price

02/01/2010	$61.00
03/15/2010	53.00
09/05/2010	47.00

The following table provides an overview of the remaining stock options with outstanding vesting dates as of December 31, 2008:

Stock Option Expiration Date	Outstanding Vesting Dates

01/31/2012	Vests on February 1, 2009
02/06/2013	Equally vest on February 7, 2009 and 2010
02/05/2014	Equally vest on February 6, 2009, 2010 and 2011

(3)	The following table provides an overview of RSUs, including dividend equivalent units, with outstanding vesting dates as of December 31, 2008:

Grant Date	Outstanding Vesting Dates

01/23/2006	Total award vests January 23, 2009
02/01/2006	Balance vests on February 1, 2009
12/20/2006	Total award vests May 1, 2009
12/20/2006	Total award vests December 20, 2009
02/07/2007	Equally vest on February 7, 2009 and 2010
02/06/2008	Equally vest on February 6, 2009, 2010 and 2011
10/02/2008	Equally vest on October 2, 2010 and 2011

(4)	The following table provides an overview of PSUs with outstanding vesting dates as of December 31, 2008:

Grant Date	Outstanding Vesting Dates

02/01/2006	Performance period ends December 31, 2008
02/07/2007	Performance period ends December 31, 2009
02/06/2008	Performance period ends December 31, 2010

Represents target number of PSUs. The final number of shares earned, if any, will be based on:

•  2006 Award — Revenue Growth relative to the Peer Group (at the time of award) and Return on Invested Capital (“ROIC”) relative to the Peer Group for performance year 2006 and an absolute ROIC target for performance years 2007 and beyond

• 2007 Award — Revenue Growth relative to the Peer Group (at the time of award) and an absolute ROIC target
• 2008 Award — Revenue Growth and TSR relative to the Peer Group (at the time of award)

The plan provides for a payout range of 0% to 200% and dividend equivalent units are applied subsequent to the final performance determination.

* * *

2008 OPTION EXERCISES AND STOCK VESTED

The table below shows the number of shares of DuPont Common Stock acquired during 2008 upon the vesting of RSUs as of fiscal year-end December 31, 2008. The NEOs did not exercise any stock options during 2008.

	Stock Awards(1)
	Number of Shares
	Acquired on		Value Realized
Name	Vesting (#)(2)		Upon Vesting
C. O. Holliday, Jr.	35,275	(2)	$1,598,630
J. L. Keefer	8,561	(2)	388,022
E. J. Kullman	27,254	(3)	1,256,020
R. R. Goodmanson	17,635	(2)	799,454
T. M. Connelly, Jr.	12,325	(3)	558,665

(1)	Represents the number of RSUs vesting in 2008.

The performance period for PSUs granted in 2006 ended on December 31, 2008. The final payout was not determinable as of December 31, 2008. The final payout determination was made in March 2009 by the Compensation Committee after a final review of the Company’s performance relative to the Peer Group. The final 2006 PSU shares paid out and the value realized in March 2009 are set forth below. The target PSU numbers and 2008 year-end value of those units are also included in the Outstanding Equity Awards table.

	2006 PSU Final
	Payout in Shares
Name	(#)(a)	PSU Value(b)
C. O. Holliday, Jr.	22,613	$396,858
J. L. Keefer	3,080 (c)	54,054
E. J. Kullman	3,899	68,427
R. R. Goodmanson	7,408 (c)	130,010
T. M. Connelly, Jr.	5,030	88,277

(a)	Represents 35% of target award achieved plus accumulated dividend equivalent units.
(b)	Valued at $17.55, the closing price of DuPont Common Stock as of March 3, 2009, the date the final payout determination was made by the Committee.
(c)	One hundred percent of vested PSUs have been deferred into DuPont Common Stock Units.

(2)	One hundred percent of vested RSUs have been deferred into DuPont Common Stock Units. These are also reflected in the 2008 Nonqualified Deferred Compensation table on page 48 of this Proxy Statement in the column entitled “Executive Contributions in 2008.”

(3)	A portion of RSUs vested have been deferred into DuPont Common Stock Units. These are also reflected in the 2008 Nonqualified Deferred Compensation table in the column entitled “Executive Contributions in 2008.”

PENSION BENEFITS
as of Fiscal Year End December 31, 2008

The table below shows the present value of accumulated benefits for the NEOs under the Company’s two pension plans — the DuPont Pension and Retirement Plan (“Pension Plan”) and the DuPont Pension Restoration Plan, based on service through December 31, 2008. For a complete understanding of the table, refer to the narrative discussion that follows.

			Present Value
		Number of Years	of Accumulated
Name	Plan Name	Credited Service(#)	Benefit

C. O. Holliday, Jr.	Pension Plan	39	$1,418,879
	Pension Restoration Plan	39	23,080,545
J. L. Keefer	Pension Plan	33	1,157,802
	Pension Restoration Plan	33	4,814,445
E. J. Kullman	Pension Plan	20	511,037
	Pension Restoration Plan	20	2,668,094
R. R. Goodmanson	Pension Plan	10	203,405
	Pension Restoration Plan	10	1,678,914
T. M. Connelly, Jr.	Pension Plan	31	1,103,175
	Pension Restoration Plan	31	5,264,313

Narrative Discussion of Pension Benefits

The NEOs participate in the Pension Plan, a tax-qualified defined benefit pension plan, which covers a majority of the U.S. employees, except those hired or rehired after December 31, 2006. The Pension Plan provides employees with a lifetime retirement income based on years of service and the employees’ final average pay. The normal form of benefit for married individuals is a 50% qualified joint and survivor annuity. The normal form of benefit for unmarried individuals is a single life annuity, which is actuarially equivalent to the normal form for married individuals. Normal retirement age under the Pension Plan is generally age 65 and benefits are vested after five years of service. Under the provisions of the Pension Plan, employees are eligible for unreduced pensions when they meet one of the following conditions:

•	Age 65 with at least 15 years of service, or
•	Age 58 with age plus service equal to or greater than 85, or
•	Permanent incapacity to perform his/her duties with at least 15 years of service.

An employee who is not eligible for retirement with an unreduced pension is eligible for retirement with a reduced pension if he/she is age 50 with at least 15 years of service. His/her pension is reduced by the greater of five percent for every year that his/her age plus service is less than 85 or five percent for every year that his/her age is less than 58. In no event will the reduction exceed 50%. With the exception of Mr. Goodmanson, each NEO is currently eligible for either an unreduced or reduced pension.

The primary pension formula that applies to the NEOs provides a monthly retirement benefit equal to:

Average Monthly Compensation is based on the employee’s three highest-paid years or, if greater, the 36 consecutive highest-paid months. Compensation for a given month includes regular compensation plus one-twelfth of an individual’s STIP award for the relevant year. Other bonuses are not included in the calculation of Average Monthly Compensation.

If benefits provided under the Pension Plan exceed the applicable IRC compensation or benefit limits, the excess benefit is paid under the Pension Restoration Plan, an unfunded nonqualified plan. Effective January 1, 2007, the form of benefit under the Pension Restoration Plan for participants not already in pay status is a lump sum. The mortality tables and interest rates used to determine lump sum payments are the Applicable Mortality Table and the Applicable Interest Rate prescribed by the Secretary of the Treasury as required by IRC Section 417(e)(3).

The Company does not grant any extra years of credited service to the NEOs.

Key actuarial assumptions for the present value of accumulated benefit calculation can be found in Note 21 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. All other assumptions are consistent with those used in the Long-Term Employee Benefits note disclosure, except that a retirement age at which the NEO may retire with an unreduced benefit under the Pension Plan is used. The valuation method used for determining the present value of the accumulated benefit is the traditional unit credit cost method.

NONQUALIFIED DEFERRED COMPENSATION

The following table provides information on the Company’s defined contribution or other plans that provide for deferrals of compensation on a basis that is not tax-qualified. For a complete understanding of the table, refer to the narrative discussion that follows.

	Executive	Registrant
	Contributions in	Contributions in	Aggregate Earnings	Aggregate Balance
Name	2008(1)	2008(2)	in 2008(3)	as of 12/31/2008(4)
C. O. Holliday, Jr.
SDSRP	$250,690	$102,555	$217,203	$4,020,249
Deferred STIP	—	—	(904,104)	1,346,010
Deferred LTI	1,598,630	—	(2,196,202)	3,205,081

J. L. Keefer
SDSRP	80,282	32,843	30,431	430,614
Deferred STIP	—	—	—	—
Deferred LTI	388,022	—	(406,190)	589,016

E. J. Kullman
SDSRP	104,211	42,632	(271,977)	563,467
Deferred STIP	—	—	(127,756)	190,201
Deferred LTI	—	—	(59,362)	88,377

R. R. Goodmanson
SDSRP	38,160	57,239	85,024	1,623,224
Deferred STIP	—	—	(1,246,630)	3,866,369
Deferred LTI	518,147	—	(1,397,956)	2,058,741

T. M. Connelly, Jr.
SDSRP	61,290	36,774	(124,401)	325,779
Deferred STIP	153,500	—	(329,493)	700,950
Deferred LTI	349,998	—	(557,862)	816,887

(1)	Amounts deferred under the SDSRP for each of the NEOs have been reported as 2008 compensation to such NEOs in the “Salary” column in the 2008 Summary Compensation Table on page 37 of this Proxy Statement. STIP deferrals represent 2007 awards otherwise payable in 2008, but which have been deferred at the NEO’s election. Such deferred amounts were also reflected in the Non-Equity Incentive Plan Compensation column of the 2007 Summary Compensation Table. LTI deferrals represent RSUs and PSUs with respect to which restrictions lapsed during 2008, but which have been deferred at the NEO’s election. Such deferred amounts are also reflected in the 2008 Option Exercises and Stock Vested Table on page 45.

(2)	The amounts in this column represent matching contributions made under the SDSRP, also included in the “All Other Compensation” column of the 2008 Summary Compensation Table.

(3)	Earnings represent returns on investments in seven core investment alternatives, interest accruals on cash balances, DuPont Common Stock returns and dividend reinvestments. Interest is accrued on cash balances based on a rate that is traditionally less than 120% of the applicable federal rate and dividend equivalents are accrued at a non-preferential rate. In addition, the other core investment alternatives are a subset of the investment alternatives available to all employees under the qualified plan. Accordingly, these amounts are not considered above-market or preferential earnings for purposes of, and are not included in, the 2008 Summary Compensation Table.

(4)	Includes the following amounts deferred by each NEO in 2008 and prior years, including Company contributions to the SDSRP:

Name	SDSRP	DSTIP	DLTI
C. O. Holliday, Jr.	$2,876,439	$1,835,186	$5,674,431
J. L. Keefer	335,832	—	966,767
E. J. Kullman	651,533	284,702	106,563
R. R. Goodmanson	1,257,264	4,404,474	3,192,805
T. M. Connelly, Jr.	366,291	873,597	1,332,274

Narrative Discussion of the 2008 Nonqualified Deferred Compensation Table

The Company offers several nonqualified deferred compensation programs under which participants voluntarily elect to defer some portion of base salary, STIP, or long-term incentive (“LTI”) awards until a future date. Deferrals are credited to an account and earnings are calculated thereon in accordance with the applicable investment option or interest rate. With the exception of the SDSRP, there are no Company contributions or matches. The SDSRP was adopted to restore Company contributions that would be lost due to IRC limits on compensation that can be taken into account under the Company’s tax-qualified savings plan.

The following provides an overview of the various deferral options as of December 31, 2008.

Base Salary

Under the SDSRP, an NEO can elect to defer base salary that exceeds the regulatory limits ($230,000 in 2008) in increments of 1% up to 22%. The Company matches participant contributions on a dollar for dollar basis up to 6% of eligible pay. The Company also makes an additional contribution of 3% of eligible compensation. Investment options under the SDSRP mirror the options available under the qualified plan. Distributions may be made in the form of a lump sum or annual installments after retirement.

STIP

Under the Management Deferred Compensation Plan (“MDCP”), an NEO can elect to defer the receipt of up to 60% of his/her STIP award. The Company does not match STIP deferrals under the MDCP. There are seven core investment options under the MDCP for STIP deferrals, including DuPont Common Stock Units with dividend equivalents credited as additional stock units. In general, distributions may be made in the form of lump sum at a specified future date prior to retirement or a lump sum or annual installments after separation from service.

LTI

Under the EIP, an NEO can elect to defer the receipt of up to 100% of his LTI awards (RSUs and PSUs). The Company does not match LTI deferrals under the EIP. Investment options for deferred LTI under the EIP include DuPont Common Stock units with dividend equivalents credited as additional stock units.

Changes for 2009

Beginning in 2009 the following changes become effective:

•	An NEO will only be permitted to defer up to 6% of his/her base salary under the Retirement Savings Restoration Plan (“RSRP”) (formerly the SDSRP);
•	An NEO will be permitted to defer his/her STIP award under RSRP in increments of 1% up to 6%;
•	An NEO will be permitted to defer up to 60% of his/her base salary under the MDCP; and
•	An NEO will be permitted to defer 100% of his/her LTI award under the MDCP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described in the CD&A, DuPont generally does not enter into employment agreements, severance agreements or change in control arrangements with executives. Upon occasion, the Company may negotiate individual arrangements with senior executives and has entered into an agreement with R. R. Goodmanson. For details of this agreement, see Retention Agreement on page 36.

The following information does not quantify payments under plans that are generally available to all salaried employees, similarly situated to the NEOs in age, years of service, date of hire, etc., and that do not discriminate in scope, terms or operation in favor of executive officers.

Except to the extent described herein with respect to the Company’s compensation and benefit programs (as described in the tables below) and its retention agreement with Mr. Goodmanson, there are no contracts, plans, agreements or arrangements that provide for payment to NEOs on account of termination of employment or change in control.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age.

If an individual engages in misconduct, the Company may demand that he/she repay any long-term or short-term incentive award, or cash payments received as a result of such an award, within ten days following written demand by the Company. See the discussion of the Company’s Compensation Recovery Policy (Clawbacks) on page 36.

The benefits payable upon the various termination or change in control scenarios are outlined below.

Termination Due To Lack
	Retirement	of Work or Divestiture	Death	Disability
Short-term Incentives	Assuming a termination date of December 31, 2008, all participating employees are entitled to receive any STIP awards under the Plan for 2008. For the NEOs, this amount is reflected in the “Non-Equity Incentive Plan Compensation” column of the 2008 Summary Compensation Table. STIP payments are made in a single lump sum, unless deferred.

Nonqualified Deferred Compensation (SDSRP, DSTIP, DLTI)	All participating employees are entitled to all amounts in any of the nonqualified deferred compensation accounts following termination under any termination scenario. See the 2008 Nonqualified Deferred Compensation table for balances as of December 31, 2008. For available terms of payments of such balances, see the Nonqualified Deferred Compensation table.

Pension	Executives are entitled to receive amounts accrued and vested under our retirement programs in which the executive participates. These amounts will be determined and paid in accordance with the applicable plan. See disclosure in the Pension Benefits table. Mr. Holliday is eligible for full pension benefits. All other NEOs, other than Mr. Goodmanson, are eligible for early retirement benefits. These pension benefits are available to all regular salaried employees generally, and are not quantified in the tables in this section.	If eligible for early or normal retirement based on age and years of service, executives are entitled to receive amounts accrued and vested under our retirement programs in which the executive participates. These amounts will be determined and paid in accordance with the applicable plan. See disclosure in the Pension Benefits table. Mr. Holliday is eligible for full pension benefits. All other NEOs, other than Mr. Goodmanson, are eligible for early retirement benefits. These pension benefits are available to all regular salaried employees generally, and are not quantified in the tables in this section.	Survivor(s) of executives will receive benefits according to the provisions in the retirement plans. These pension benefits are available to all regular salaried employees generally, and are not quantified in the tables in this section.	Executives will receive disability benefits, if eligible, according to the provisions in the retirement plans. These pension benefits are available to all regular salaried employees generally, and are not quantified in the tables in this section.

Termination Due To Lack
	Retirement	of Work or Divestiture	Death	Disability
LTI	Any termination within six months of grant results in a forfeiture of the award. Treatment thereafter is described below. In the event of a Change in Control (i) unexercisable options shall become fully exercisable, (ii) the restrictions applicable to any RSUs shall lapse and (iii) any performance conditions imposed with respect to PSUs shall be deemed to be attained at the target level of performance and any resulting payout shall be prorated for the period during the performance period preceding the Change in Control.

Stock Options	Options continue to become exercisable in accordance with the three-year vesting schedule, as if employee had not separated from service. The original expiration date is not affected.	Vested options may be exercised during the one-year period following termination. During that one-year period, options continue to become exercisable in accordance with the three-year vesting schedule, as if employee had not separated from service. All NEOs, other than Mr. Goodmanson, are retirement-eligible. Upon termination due to lack of work or divestiture, outstanding stock options will be treated as if the NEO has retired.	Options are fully vested and exercisable upon death and expire two years following death or at the end of the original term, whichever is shorter.	Vested options may be exercised during the one-year period following termination. During that one-year period, options continue to become exercisable in accordance with the three-year vesting schedule, as if employee had not separated from service. All NEOs, other than Mr. Goodmanson, are retirement-eligible. Upon termination due to disability, outstanding stock options will be treated as if the NEO has retired.

Unvested RSUs	Units will be paid out in accordance with the original restriction period. Units are nonforfeitable with a delayed delivery date for the underlying shares.	All units are automatically vested and paid out as soon as practicable, but in no event later than two and one-half months after the end of the grantee’s taxable year or the Company’s taxable year in which event occurs. All NEOs, other than Mr. Goodmanson, are retirement-eligible. Upon termination due to lack of work or divestiture, unvested RSUs for those NEOs will be treated as if the NEO has retired.	All units are automatically vested and paid out as soon as practicable, but in no event later than two and one-half months after the end of the grantee’s taxable year or the Company’s taxable year in which event occurs.	All units are automatically vested and paid out as soon as practicable, but in no event later than two and one-half months after the end of the grantee’s taxable year or the Company’s taxable year in which event occurs. All NEOs, other than Mr. Goodmanson, are retirement-eligible. Upon termination due to disability, unvested RSUs for those NEOs will be treated as if the NEO has retired.

Unvested PSUs	Units remain subject to original performance period, prorated for the number of months of service completed during the performance period.	Units remain subject to original performance period, prorated for the number of months of service completed during the performance period.	Units remain subject to original performance period, prorated for the number of months of service completed during the performance period.	Units remain subject to original performance period, prorated for the number of months of service completed during the performance period.

For the CEO and other NEOs, the benefits that would become payable upon termination of employment, death, disability or change in control as of December 31, 2008 are outlined below, based on the Company’s closing stock price of $25.30 (as reported on the New York Stock Exchange) on that date.

		Voluntary or For	Termination Due to				Change in
Name	LTI Type	Cause(1)	Lack of Work(2)	Retirement(3)	Death(4)	Disability(2)	Control(5)

C. O. Holliday, Jr.	Stock Options	—	—	—	—	—	—
	RSUs	—	$2,593,244	$2,593,244	$2,593,244	$2,593,244	$1,277,263
	PSUs	—	2,592,643	2,592,643	2,592,643	2,592,643	408,409

C. O. Holliday, Jr. Total		—	5,185,887	5,185,887	5,185,887	5,185,887	1,685,672

J. L. Keefer	Stock Options	—	—	—	—	—	—
	RSUs	—	577,575	577,575	3,271,000	3,271,000	1,598,901
	PSUs	—	469,070	469,070	469,070	469,070	100,534

J. L. Keefer Total		—	1,046,645	1,046,645	3,740,070	3,740,070	1,699,435

E. J. Kullman	Stock Options	—	—	—	—	—	—
	RSUs	—	733,677	733,677	2,847,079	2,847,079	345,875
	PSUs	—	581,175	581,175	581,175	581,175	110,595

E. J. Kullman Total		—	1,314,852	1,314,852	3,428,254	3,428,254	456,470

		Voluntary or For	Termination Due to				Change in
Name	LTI Type	Cause(1)	Lack of Work(2)	Retirement(3)	Death(4)	Disability(2)	Control(5)

R. R. Goodmanson	Stock Options(6)	—	—	—	—	—	—
	RSUs(6)	—	$950,457	—	$1,494,810	$1,494,810	$451,979
	PSUs(6)	—	945,689	—	945,689	945,689	144,522
	Severance(7)	—	3,475,560	—	—	—	—
	Retention(8)	—	1,000,000	—	—	—	—
	Retiree Medical(9)	$184,409	184,409	$184,409	52,068	184,409	184,409

R. R. Goodmanson Total		184,409	6,556,115	184,409	2,492,567	2,624,908	780,910

T. M. Connelly, Jr.	Stock Options	—	—	—	—	—	—
	RSUs	—	713,825	713,825	2,542,669	2,542,669	1,630,366
	PSUs	—	654,545	654,545	654,545	654,545	110,595

T. M. Connelly, Jr. Total		—	1,368,370	1,368,370	3,197,214	3,197,214	1,740,961

(1)	Upon voluntary termination or termination for cause, the various Company plans and programs provide for forfeiture of all unvested stock options, RSUs and PSUs. To the extent an NEO is retirement eligible, unvested stock options, RSUs and/or PSUs would be treated as if the NEO has retired.

(2)	Upon termination for lack of work or disability:

•	Vested options may be exercised during the one-year period following termination. During the one-year period, options continue to become exercisable in accordance with the three-year vesting schedule, as if employee had not separated from service. Amount shown represents the in-the-money value of unvested options as of December 31, 2008.
•	RSUs that are awarded as part of the annual award to eligible employees are automatically vested and paid out. Special or one-time awards are forfeited upon a termination for lack of work. Upon disability, special or one-time RSU awards are automatically vested and paid out. Amount shown represents the value of RSUs as of December 31, 2008.
•	PSUs remain subject to original performance period, prorated for the number of months of service completed during the performance period. Amount shown represents the prorated target value of PSUs as of December 31, 2008.

To the extent an NEO is retirement eligible, unvested stock options, RSUs and/or PSUs would be treated as if the NEO has retired.

Regardless of the foregoing, any termination within six months of the grant date results in forfeiture of the award.

(3)	Upon retirement, NEOs are treated as if they had not separated from service and:

•	Options continue vesting in accordance with the three-year vesting schedule. Amount shown represents the in-the-money value of unvested options as of December 31, 2008.
•	Restrictions on the regular annual RSUs lapse on the original schedule. Special or one-time RSU awards are forfeited. Amount shown represents the value of RSUs as of December 31, 2008.
•	PSUs are subject to the original performance period, prorated for the number of months of service completed during the performance period. Amount shown represents the prorated target value of PSUs as of December 31, 2008.

Regardless of the foregoing, any termination within six months of the grant date results in forfeiture of the award.

(4)	Upon death:

•	Options are fully vested and exercisable and expire two years following death or at the end of the original term, whichever is shorter. Amount shown represents the in-the-money value of unvested options as of December 31, 2008.
•	All RSUs are automatically vested and paid out. Amount shown represents the value of all RSUs as of December 31, 2008.

•	PSUs remain subject to original performance period, prorated for the number of months of service completed during the performance period. Amount shown represents the prorated target value as of December 31, 2008.

Regardless of the foregoing, any termination within six months of the grant date results in forfeiture of the award.

(5)	Upon change in control:

•	Plan provisions for awards granted in 2007 and prior do not provide for any specific treatment upon a change in control. While it is possible that the Compensation Committee might take future action on how outstanding awards are treated upon a possible change in control, there is no value as of December 31, 2008.
•	For all other awards, treatment is as follows:

-	Stock options become fully vested and exercisable. Amount shown represents the in-the-money value of unvested options as of December 31, 2008.
-	Restrictions on all RSUs lapse. Amount shown represents the value of RSUs as of December 31, 2008.
-	PSUs are paid at target, prorated for the number of months of service completed during the performance period. Amount shown represents the prorated target value as of December 31, 2008.

Regardless of the foregoing, any termination within six months of the grant date results in forfeiture of the award.

(6)	As of December 31, 2008, Mr. Goodmanson was not retirement eligible for purposes of such treatment under our LTI plans.

(7)	Severance for Mr. Goodmanson reflects two times base salary plus two times target STIP award as stated in his retention agreement with the Company (see further discussion in the Retention Agreement section on page 36 of this Proxy Statement.

(8)	Retention payment, payable by the Company in a lump sum pursuant to his retention agreement with the Company (see further discussion in the Retention Agreement section on page 36 of this Proxy Statement). Payment is scheduled for May 1, 2009. However, if Mr. Goodmanson is terminated (not for cause) prior to that date, he is entitled to the award.

(9)	Mr. Goodmanson’s retention agreement provides for retiree medical, dental and life insurance coverage regardless of the age at which he retires.

2 — RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Article III, Section 5, of the Bylaws provides that it shall be the duty of the Audit Committee to employ, subject to stockholder ratification at each annual meeting, independent public accountants to audit the books of account, accounting procedures and financial statements of the Company for the year and to perform such other duties as prescribed from time to time by the Audit Committee. On April 30, 2008, the stockholders ratified the appointment by the Audit Committee of PricewaterhouseCoopers LLP (PwC) to perform the functions assigned to it in accordance with the Bylaws.

PwC, an independent registered public accounting firm, has served as the Company’s independent accountants continuously since 1954. The Audit Committee believes that the knowledge of the Company’s business PwC has gained through this period of service is valuable.

Pursuant to the SEC rules, the lead partner must be rotated after five years giving the Company the benefit of new thinking and approaches.

To assure that the audit and non-audit services performed by the independent registered public accounting firm do not impair its independence in appearance and/or fact, the Audit Committee has established policies and procedures requiring its pre-approval of all such services and associated fees.

The independent registered public accounting firm submits a report annually regarding the audit, audit-related, tax and other services it expects to render in the following year and the associated, forecasted fees to the Audit Committee for its approval. Audit services include the audit of the Company’s Consolidated Financial Statements, separate audits of its subsidiaries, services associated with regulatory filings and attestation services regarding the effectiveness of the Company’s internal controls over financial reporting. Audit-related services are assurance services that are reasonably related to the audit of the Company’s Consolidated Financial Statements or services traditionally provided by the independent registered public accounting firm. Audit-related services include employee benefit plan audits, audits of carve-out financial statements related to divestitures; due diligence services regarding potential acquisitions or dispositions, including tax-related due diligence; and agreed-upon or expanded audit procedures related to regulatory requirements. Tax services include selected non-U.S. tax compliance services and assistance regarding appropriate handling of items on the returns, required disclosures, elections and filing positions available to the Company. Other services include non-financial attestation services.

If a service has not been included in the annual pre-approval process, it must be specifically pre-approved by the Audit Committee. In situations where the cost of services is likely to exceed the approved fees, excluding the impact of currency, specific pre-approval is required. Requests for specific pre-approvals shall be considered by the full Audit Committee. If that is not practical, then the Chair may grant specific pre-approvals when the estimated cost for the service or the increase in fees for a previously pre-approved service does not exceed $500,000. Any such pre-approvals are reported to the full Audit Committee at its next meeting.

The Audit Committee pre-approved all services rendered by and associated fees paid to PwC for fiscal years 2007 and 2008. These are shown by category in the following table.

	2008	2007
	(in millions)	(in millions)

Audit Fees	$20.2	$18.5
Audit-Related Fees	1.0	1.1
Tax Fees	0.0	0.0
All Other Fees	0.0	0.1

TOTAL	21.2	19.7

Subject to ratification by the holders of DuPont Common Stock, the Audit Committee has reemployed PwC as the independent registered public accounting firm to audit the Company’s Consolidated Financial Statements for the year 2009 and to render other services as required of them. Representatives of PwC are expected to be present at the meeting and will have an opportunity to address the meeting and respond to appropriate questions.

The Board of Directors recommends
that you vote “FOR”
the following resolution:

RESOLVED:  That the action of the Audit Committee in employing PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year 2009 to perform the functions assigned to it in accordance with Article III, Section 5, of the Bylaws of E. I. du Pont de Nemours and Company hereby is ratified.

3 — STOCKHOLDER PROPOSAL
ON SHAREHOLDER SAY ON EXECUTIVE PAY

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, owner of 3,300 shares of DuPont Common Stock, has given notice that he will introduce the following resolution and statement in support thereof:

RESOLVED, that shareholders request our board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers set forth in the proxy statement’s Summary Compensation Table and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any named executive officers.

Stockholder’s Statement

Investors are increasingly concerned about mushrooming executive pay especially when it is insufficiently linked to performance. In 2008, shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions averaged 43% in favor, with ten votes over 50%, demonstrating strong shareholder support.

To date eight companies have agreed to an Advisory Vote, including Verizon, MBIA, H&R Block, Blockbuster, and Tech Data. TIAA-CREF, the country’s largest pension fund, has successfully utilized the Advisory Vote twice. On the other hand shareholders at Wachovia and Merrill Lynch did not support 2008 “Say on Pay” ballot proposals. Now these shareholders don’t have much of a say on anything.

“There should be no doubt that executive compensation lies at the root of the current financial crisis,” wrote Paul Hodgson, a senior research associate with The Corporate Library (TCL) http://www.thecorporatelibrary.com, an independent research firm. “There is a direct link between the behaviors that led to this financial collapse and the short-term compensation programs so common in financial services companies that rewarded short-term gains and short-term stock price increases with extremely generous pay levels.”

The merits of this Shareholder Say on Executive Pay proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

•	Three directors were designated “Accelerated Vesting” directors by The Corporate Library www.thecorporatelibrary.com, an independent investment research firm — due to a director’s involvement with accelerating stock option vesting to avoid recognizing the corresponding expense:

Charles Holliday
Curtis Crawford
Alexander Cutler

•	Five directors served on boards rated “D” by The Corporate Library:

Charles Holliday	Deere (DE)
Ellen Kullman	General Motors (GM)
John Dillon	Caterpillar (CAT)
Curtis Crawford	ITT Corporation (ITT)
William Reilly	Royal Caribbean Cruises (RCL)
Alexander Cutler	Eaton (ETN)

•	We had no shareholder right to:

Cumulative voting.
A Lead Director.
Election of directors by a majority vote.

•	Our board had two insiders and one inside-related director — Independence concern.

The above concerns show there is need for improvement. I urge our board to respond positively to this proposal:

Shareholder Say on Executive Pay —
Yes on 3

Position of the Board of Directors
The Board of Directors
recommends that you vote
“AGAINST” this proposal

The Board of Directors shares the view that successful corporate governance necessarily includes an appropriate forum in which shareholders can voice their concerns with, or approval of, the Company’s executive compensation practices. However, the Board believes that shareholders already have a more effective means of communicating with the Board on all issues, including its executive compensation practices. The Board further believes that the advisory vote called for in the proposal is not an effective mechanism for that purpose and could place the Company at a competitive disadvantage in attracting and retaining executives. Moreover, adopting an advisory vote at a time when legislators are considering action on this topic could be premature and lead to conflicting obligations.

Shareholders already have a more effective means of communicating with the Board regarding executive compensation matters. As discussed on page 11 under the heading “Communications with the Board and Directors,” shareholders and other interested parties may communicate directly with the Board, the Chair, the Presiding Director or other outside director by writing to the Board, the Chair of the Board, the Presiding Director or other outside director, in care of the Corporate Secretary. The Board’s independent directors have approved procedures for handling correspondence received by the Company and addressed to the Board, the Chair, Presiding Director or other outside director.

In contrast to the advisory vote called for in the proposal, direct communication with the Board provides more useful feedback by allowing shareholders to present specific concerns over the Company’s executive compensation practices. Shareholders may also express their views before the Board and other shareholders at the annual meeting.

The advisory vote called for in the proposal is a narrow, incomplete and ineffective means of expressing shareholder concerns over, or approval of, the Company’s executive compensation practices. The Summary Compensation Table and accompanying narrative disclosures set forth in this Proxy Statement discuss various forms of compensation, including salaries, variable compensation and long-term incentives. The complexity and scope of information that the Board and Compensation Committee consider in preparing compensation disclosures is incongruent with the suggested annual “yes” or “no” vote on an isolated portion of those disclosures. An advisory vote would not be useful to the Board because it would be unable to conclude which, if any, components of the Summary Compensation Table and accompanying narrative disclosures were approved or disapproved by shareholders. The proposal creates a risk that the vote will send an imprecise or deficient message to the Board, rather than providing opinions of shareholders on specific elements of the Company’s executive compensation practices.

The Securities and Exchange Commission has adopted extensive rules that provide for expanded disclosure of compensation-related information and additional transparency. In complying with these rules, the Company has fully disclosed the relevant details of its executive compensation practices in this Proxy Statement so that shareholders may evaluate those practices. The Board believes its executive compensation practices are the result of the closely controlled and comprehensive process outlined in the Company’s Compensation Discussion and Analysis (“CD&A”) above. That process requires the Committee to make many interrelated decisions and consider numerous competing interests. It is a complex task for which the Committee is uniquely positioned and which should not be delegated through an advisory vote.

The disclosures in this Proxy Statement, together with the ability of shareholders to communicate directly with the Board (as described above), provide shareholders with an effective mechanism to share any concerns they may have about the Company’s executive compensation practices. The CD&A provides the information needed by shareholders to adequately comment on any particular aspect of compensation which causes them concern and, therefore, should form the basis for an effective exchange between the Board and shareholders on such matters.

Furthermore, the proposal would subject DuPont to an advisory vote on the Summary Compensation Table and accompanying narrative without any comfort that a similar advisory vote will be adopted by our peers, which could place the Company at a competitive disadvantage by limiting its ability to attract and retain executive talent. Adopting an advisory vote at a time when the majority of our competitors for executive talent have not done so could create concerns that the executive compensation program at DuPont may be significantly inconsistent when compared to that of our peers, affecting the quality of our leadership team.

The Board also feels that it is important for shareholders to know that the compensation practices highlighted in the supporting statement do not exist at DuPont.

Other Matters

The Board of Directors knows of no other proposals that may properly be presented for consideration at the meeting but, if other matters do properly come before the meeting, the persons named in the proxy will vote your shares according to their best judgment.

APPENDIX “A”

Director Nomination Process

The purpose and responsibilities of the Corporate Governance Committee, described in the Committee’s Charter (available on the Company’s website at www.dupont.com), include recommending to the Board nominees for election as directors. The Committee’s members are independent under the Board’s Corporate Governance Guidelines and the NYSE standard.

The Committee considers potential candidates suggested by Board members, as well as management, stockholders and others. The Committee has engaged a director recruitment firm to assist in identifying and evaluating potential candidates.

The Board’s Corporate Governance Guidelines describe qualifications for directors: Directors are selected for their integrity and character; sound, independent judgment; breadth of experience, insight and knowledge; and business acumen. Leadership skills, scientific or technology expertise, familiarity with issues affecting global businesses in diverse industries, prior government service, and diversity are among the relevant criteria, which will vary over time depending on the needs of the Board. Additionally, directors are expected to be willing and able to devote the necessary time, energy and attention to assure diligent performance of their responsibility.

When considering candidates for nomination, the Committee takes into account these factors to assure that new directors have the highest personal and professional integrity, have demonstrated exceptional ability and judgment and will be most effective, in conjunction with other directors, in serving the long-term interest of all stockholders. The Committee will not nominate for election as a director a partner, member, managing director, executive officer or principal of any entity that provides accounting, consulting, legal, investment banking or financial advisory services to the Company.

The Committee will consider candidates for director suggested by stockholders, applying the factors for potential candidates described above and taking into account the additional information described below. Stockholders wishing to suggest a candidate for director should write to the Corporate Secretary and include:

•	A statement that the writer is a stockholder of record (or providing appropriate support of ownership of DuPont stock);

•	The name of and contact information for the candidate;

•	A statement of the candidate’s business and educational experience;

•	Information regarding each of the factors described above in sufficient detail to enable the Committee to evaluate the candidate;

•	A statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company or any other information that bears on potential conflicts of interest, legal considerations or a determination of the candidate’s independence;

•	Information concerning service as an employee, officer or member of a board of any charitable, educational, commercial or professional entity;

•	Detailed information about any relationship or understanding between the proposing stockholder and the potential candidate; and

•	A statement by the potential candidate that s/he is willing to be considered and to serve as a director if nominated and elected.

Once the Committee has identified a prospective candidate, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the

A-1

likelihood that the prospective nominee can satisfy the factors described above. If the Committee determines, in consultation with the Chair of the Board and other Board members as appropriate, that further consideration is warranted, it may gather additional information about the prospective nominee’s background and experience.

The Committee also considers such relevant factors as it deems appropriate, including the current composition of the Board and specific needs of the Board to assure its effectiveness. In connection with this evaluation, the Committee determines whether to interview the prospective nominee; one or more members of the Committee and other directors, as appropriate, may interview the prospective nominee in person or by telephone. After completing this evaluation, the Committee concludes whether to make a recommendation to the full Board for its consideration.

* * *

This year Samuel W. Bodman and Ellen J. Kullman are standing for election by the stockholders for the first time. Mr. Bodman was brought to the Committee’s attention by the director recruitment firm retained by the Committee and by several current directors. Ms. Kullman was a member of management prior to her appointment as Chief Executive Officer and was known to all current directors.

For DuPont’s 2010 Annual Meeting, the Committee will consider nominations submitted by stockholders of record and received by the Corporate Secretary by December 7, 2009.

A-2

DIRECTIONS TO THE DUPONT THEATRE

From Philadelphia on I-95 South

1.	Follow I-95 South to Wilmington.

2.	From right lane take Exit 7A marked “52 South, Delaware Ave.”

3.	Follow exit road (11th Street) marked “52 South, Business District.”

4.	Continue on 11th Street bearing left through Delaware Avenue intersection to parking.

5.	The DuPont Theatre is in the Hotel du Pont Building.

From Baltimore on I-95 North

1.	Follow I-95 North to Wilmington Exit 7 marked “Route 52, Delaware Avenue.”

2.	From right lane take Exit 7 onto Adams Street.

3.	At the third traffic light on Adams Street, turn right onto 11th Street.

4.	Follow 11th Street marked “52 South, Business District,” bearing left through Delaware Avenue intersection to parking.

5.	The DuPont Theatre is in the Hotel du Pont Building.

To reach Wilmington by train, please call AMTRAK at 800-872-7245 for Northeast Corridor service or SEPTA at 302-652-3278 for local train service.

www.dupont.com

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on the cut-off date (see reverse). Have your proxy card in hand when you access the website and follow the E. I. DU PONT DE NEMOURS AND COMPANY instructions to obtain your records and to create an electronic voting instruction form. ATTN: STOCKHOLDER RELATIONS ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS 1007 MARKET STREET If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards WILMINGTON, DE 19898 and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on the cut-off date (see reverse). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Votes must be received by the cut-off date (see reverse). AN ADMISSION TICKET IS REQUIRED TO ATTEND THE ANNUAL SHAREHOLDER MEETING. SEE REVERSE SIDE. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: DUPNM1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY E. I. DU PONT DE NEMOURS AND COMPANY A Management Proposals—The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2. For Against Abstain 1. Election of Directors Nominees: 1a — Samuel W. Bodman 0 0 0 1b — Richard H. Brown 0 0 0 For Against Abstain 1c — Robert A. Brown 0 0 0 1j — Charles O. Holliday, Jr. 0 0 0 1d — Bertrand P. Collomb 0 0 0 1k — Lois D. Juliber 0 0 0 1e — Curtis J. Crawford 0 0 0 1l — Ellen J. Kullman 0 0 0 1f — Alexander M. Cutler 0 0 0 1m — William K. Reilly 0 0 0 1g — John T. Dillon 0 0 0 2. On Ratification of Independent Registered Public 0 0 0 Accounting Firm 1h — Eleuthère I. du Pont 0 0 0 B Stockholder Proposal—The Board of Directors recommends a vote AGAINST the following stockholder proposal. For Against Abstain 1i — Marillyn A. Hewson 0 0 0 0 For address changes and/or comments, please check this box and write them on 3. On Shareholder Say on Executive Pay 0 0 0 the back where indicated. Please indicate if you plan to attend this meeting. 0 0 Yes No C Authorized Signatures—This section must be completed for your vote to be counted.—Sign and Date Below Please sign the proxy card exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. PLEASE VOTE, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. ADMISSION TICKET Bring this ticket and photo ID with you if you plan on attending the meeting. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. DUPNM2 E. I. DU PONT DE NEMOURS AND COMPANY Annual Meeting of Stockholders April 29, 2009, 10:30 a.m. The DuPont Theatre DuPont Building 1007 Market Street Wilmington, Delaware 19898 This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints R. H. Brown, C. O. Holliday, Jr., and L. D. Juliber or any of them, each with power of substitution, as proxies for the undersigned to vote all shares of Common Stock of said Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 29, 2009, and any adjournments thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies previously given. As described on page 2 of the proxy statement, this proxy also provides voting instructions for shares held for the account of the undersigned in certain employee savings plans. A trustee for each plan will vote these shares as directed provided your voting instruction is received by the cut-off date. A trustee for an employee savings plan may vote as directed by the plan sponsor or by an independent fiduciary selected by the plan sponsor all shares held in the plan for which no voting instructions are received. Other shares owned by you will be voted only if you sign and return a proxy card, vote by Internet or telephone, or attend the meeting and vote by ballot. The cut-off date for shares held in certain employee savings plans is April 23, 2009. The cut-off date for all other shares is April 28, 2009. On matters for which you do not specify a choice, the shares will be voted in accordance with the recommendation of the Board of Directors. When properly executed this proxy will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1-2 and AGAINST proposal 3. Address Changes/Comments:(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

E. I. DU PONT DE NEMOURS AND COMPANY ** IMPORTANT NOTICE ** Regarding the Availability of Proxy Materials for Shareholder Meeting to be held on 4/29/09 You are receiving this communication because you hold shares in the Proxy Materials Available above company, and the materials you should review before you cast your • Notice and Proxy Statement vote are now available. • Annual Report on Form 10-K This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. PROXY MATERIALS — VIEW OR RECEIVE You can choose to view the above-listed materials online or receive a paper or e-mail copy. There is NO charge for requesting a copy. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor. E. I. DU PONT DE NEMOURS AND COMPANY To facilitate timely delivery please make the request ATTN: STOCKHOLDER RELATIONS as instructed below on or before 4/15/09. 1007 MARKET STREET WILMINGTON, DE 19898 HOW TO VIEW MATERIALS VIA THE INTERNET Have available the 12 Digit Control Number (located at the bottom of page 3 of this Notice) and visit: www.proxyvote.com HOW TO REQUEST A COPY OF MATERIALS 1) BY INTERNET — www.proxyvote.com 2) BY TELEPHONE — 1-800-579-1639 3) BY E-MAIL* — sendmaterial@proxyvote.com *If requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number (located at the bottom of page 3 of this Notice) in the subject line. R1YEI1 See the Reverse Side for Additional Information, Including Meeting Information and Instructions on How to Vote

Meeting Information How To Vote Meeting Type: Annual Vote In Person Meeting Date: 4/29/09 This Notice can also serve as your attendance ticket to the Meeting Time: 10:30 a.m. EDT Annual Meeting of Shareholders to be held on 4/29/09. It For holders as of: 3/4/09 admits only the named shareholder. If you plan on attending the Annual Meeting in person, please bring, in addition to Meeting Location: this attendance ticket, a proper form of identification. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance The DuPont Theatre — DuPont Building ticket issued by the entity holding the meeting. Please check 1007 Market Street the meeting materials for any special requirements for meeting Wilmington, Delaware 19898 attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet The DuPont 2008 Annual Review will also be available on the Internet. To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your notice in hand when you access the web site and follow the instructions. R1YEI2

Voting items A Management Proposals—The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2. 2. On Ratification of Independent Registered Public 1. Election of Directors Accounting Firm Nominees: 1a — Samuel W. Bodman B Stockholder Proposal—The Board of Directors recommends a vote AGAINST the following 1b — Richard H. Brown stockholder proposal. 1c — Robert A. Brown 3. On Shareholder Say on Executive Pay 1d — Bertrand P. Collomb 1e — Curtis J. Crawford 1f — Alexander M. Cutler 1g — John T. Dillon 1h — Eleuthère I. du Pont 1i — Marillyn A. Hewson 1j — Charles O. Holliday, Jr. 1k — Lois D. Juliber 1l — Ellen J. Kullman R1YEI3 1m — William K. Reilly

R1YEI4